Exhibit 10.1
SINGLE TENANT INDUSTRIAL TRIPLE NET LEASE
This Single Tenant Industrial Triple Net Lease (this “Lease”) is made and entered into as of July 2, 2020 (the “Effective Date”), by and between Icon Owner Pool 1 West/Southwest, LLC, a Delaware limited liability company (“Landlord”) and GenMark Diagnostics, Inc., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of this Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Work Letter), Exhibit C (Prohibited Use), Exhibit D (Rules and Regulations), Exhibit E (Confirmation Letter, if required), Exhibit F (Requirements for Improvements or Alterations by Tenant), Exhibit G (Hazardous Materials Survey Form), Exhibit H (Move Out Conditions), Exhibit I (Minimum Service Contract Requirements), Exhibit J (Additional Provisions), and Exhibit K (Judicial Reference).
1.BASIC LEASE INFORMATION.
1.1“Building” shall mean the industrial building located at [***], Carlsbad, California. “Rentable Square Footage of the Building” is deemed to be 73,057 square feet.
1.2“Premises” shall mean the entire Building. The Premises is outlined on Exhibit A attached hereto. The “Rentable Square Footage of the Premises” is deemed to be 73,057 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises and the Rentable Square Footage of the Project (as herein defined) are correct and shall not be subject to challenge or re-calculation by either Landlord or Tenant (except as expressly provided in Section 1.12).
1.3“Base Rent”:

Period	Monthly Base Rent
February 1, 2021 – January 31, 2022	$ 116,160.63
February 1, 2022 – January 31, 2023	$ 119,645.45
February 1, 2023 – January 31, 2024	$ 123,234.81
February 1, 2024 – January 31, 2025	$ 126,931.86
February 1, 2025 – January 31, 2026	$ 130,739.81
February 1, 2026 – January 31, 2027	$ 134,662.01
February 1, 2027 – January 31, 2028	$ 138,701.87
February 1, 2028 – January 31, 2029	$ 142,862.92
February 1, 2029 – January 31, 2030	$ 147,148.81
February 1, 2030 – January 31, 2031	$ 151,563.28
February 1, 2031 – June 30, 2031	$ 156,110.17

Certain identified information has been omitted from this document because it is both not material and would be competitively harmful if publicly disclosed, and had been marked with "[***]" to indicate where omissions have been made.

1.4“Tenant’s Share”: for the Building shall mean 100%; “Tenant’s Share” for the Project (hereinafter defined) shall mean 27.56%.
1.5“Term”: The period commencing on February 1, 2021 (the “Commencement Date”) and, unless terminated earlier in accordance with this Lease, ending on June 30, 2031 (the “Termination Date”). Notwithstanding anything to the contrary, the Commencement Date shall not be subject to any delay due to any Force Majeure event.

1.6“Allowance”: an amount not to exceed $4,273,834.50 (i.e., $58.50 per rentable square foot of the Building), as further described in the attached Exhibit B.
1.7“Letter of Credit”: $846,000.06, as more fully described in Section 3 of Exhibit J.
1.8“Broker(s)”: Craig Knox of Hughes Marino (“Tenant’s Broker”), which represented Tenant in connection with this transaction, and Aric Starck and Dennis Visser of Cushman & Wakefield (“Landlord’s Broker”), which represented Landlord in connection with this transaction.
1.9“Permitted Use”: Research and development, manufacturing, distribution, and office use (including, but not limited to diagnostics and test kit manufacturing), subject to Section 2.2 below, and for no other purpose.
1.10“Notice Address(es)”:

Landlord:	Tenant:

Icon Owner Pool 1 West/Southwest, LLC
90 Park Avenue, 32nd Floor
New York, New York 1006
Attention: General Counsel

and

Icon Owner Pool 1 West/Southwest, LLC
220 Commerce Drive, 4th Floor
Fort Washington, Pennsylvania 19034
Attention: Lease Administration
Email: leaseadministration@liprop.com

GenMark Diagnostics, Inc.
5964 La Place Court
Carlsbad, California 92008
Attn: Scott Mendel
and

GenMark Diagnostics, Inc.
5964 La Place Court
Carlsbad, California 92008
Attn: General Counsel
And

Blackacre LLP
1219 Morningside Drive, Suite 216
Manhattan Beach, CA 90266
Attn: Daniel S. Brozost, Esq.

1.11“Property” means the Building and the parcel(s) of land on which it is located (the “Land”) and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of Land on which they are located.
1.12“Project” means the buildings, including the Building located within Northpointe Tech Center. The “Rentable Square Footage of the Project” is deemed to be 265,078 square feet.
1.13“Initial Tenant’s Work” means the work that Tenant is obligated to perform in the Premises pursuant to a separate agreement (the “Work Letter”) attached to this Lease as Exhibit B.
1.14“Landlord Work” means the following itemized work as depicted in Schedule 3 to Exhibit B attached to this Lease that Landlord, at its sole cost and expense, shall be obligated to perform and complete before the date that is ninety (90) days after the Effective Date (but subject to any Force Majeure event or Tenant Delay (as defined below)) to a portion of the Land other than the Building using building standard materials and finishes and pursuant to existing Applicable Laws (as defined below) as interpreted and in effect as of the Effective Date: (i) remove the tree blocking the handicap parking space sign located to the north of the southeast entrance to the Building; (ii) install truncated domes on three (3) ramps (two (2) ramps located north of the southeast entrance to the Building and one (1) ramp located south of the northeast entrance to the Building); and (iii) create a sixty (60) inch minimum opening to the ramp located immediately north of the southeast entrance to the Building or remediate such ramp and adjacent handicap paint striping such that the concrete curb does not overlap with the handicap paint striping. “Tenant Delay” shall mean any delay in the performance of the Landlord Work as a result of the acts or omissions of Tenant, any Tenant Party (as defined below) or their respective contractors or vendors, including, without limitation, changes requested by Tenant to approved plans, Tenant’s failure to comply with any of its obligations under this Lease, Tenant’s failure to install furniture, equipment or telecommunications cable in the Premises within the time periods specified by Landlord and to the extent required in order to obtain all approvals necessary for the occupancy of the Premises, Tenant’s failure to complete work on or to the Premises to be performed by Tenant, or Tenant’s specification of any materials or equipment with long lead times not specifically identified in the approved plans. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) a notice substantially in the form of Exhibit E, as a confirmation of the information set forth therein within thirty (30) days after receiving it from Landlord, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception.
2.PREMISES/USE.
2.1Premises. Landlord hereby leases to Tenant the Premises, but excluding the Common Area (as herein defined), and any other portion of the Land, Property and/or the Project. Tenant (i) ACCEPTS THE PREMISES “AS-IS,” EXCEPT FOR THE LANDLORD WORK AND OTHERWISE AS EXPRESSLY PROVIDED HEREIN, WITH TENANT ACCEPTING ALL DEFECTS, IF ANY; AND LANDLORD MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES (WITHOUT LIMITATION, LANDLORD MAKES NO WARRANTY AS TO THE HABITABILITY, FITNESS OR SUITABILITY OF THE PREMISES FOR A PARTICULAR PURPOSE, NOR AS TO COMPLIANCE WITH ANY APPLICABLE LAWS (AS HEREIN DEFINED), OR AS TO THE ABSENCE OF ANY TOXIC OR OTHERWISE HAZARDOUS MATERIALS), (ii) acknowledges that the Premises are acceptable for Tenant’s use, and (iii) except as expressly provided herein, waives all claims of defect in the Premises and any implied warranty that the Premises are suitable for Tenant’s intended purposes. Tenant hereby acknowledges that the area of the Premises, the Building and the Project set forth in the Basic Lease Information is approximate only, and Tenant accepts and agrees to be bound by such figures for all purposes in this Lease. Notwithstanding anything to the contrary contained in this Section 2.1, Landlord hereby covenants that, on the date of Substantial Completion of Landlord’s Work, the Landlord’s Work shall be in a condition that meets all current Applicable Laws as then interpreted, including, without limitation, the ADA (as defined in Section 2.2 below), and the Premises shall otherwise be vacant and broomclean, and the structural portions of the roof of the Premises shall be in good condition and repair (collectively, the “Required Delivery Condition”). If it is determined that the Premises or the Common Areas were not in the Required Delivery Condition, the validity of this Lease shall not be affected or impaired thereby, Landlord shall not be in default under the terms of this Lease or be liable to Tenant for any damages therefor, nor shall Tenant be permitted to nullify delivery or acceptance of the Premises or be entitled to abatement of any of Tenant’s obligations under this Lease, but as Tenant’s sole remedy, Landlord, at no cost to Tenant, shall perform such work or take such other action as may be necessary to place the same in the Required Delivery Condition; provided, however, that if Tenant does not give Landlord notice of any deficiency in the Required Delivery Condition within one (1) month following the Commencement Date, correction of such deficiency shall be governed by the parties’ respective maintenance and repair obligations set forth in this Lease

2.2Use. The Premises shall be used only for the Permitted Use and for no other uses without Landlord’s written consent, which may be granted or withheld in Landlord’s sole, absolute, and unfettered discretion. Tenant’s use of the Premises shall be in compliance with and subject to all applicable laws, statutes, codes, ordinances, orders, zoning, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Property, the Premises or the Building or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the “ADA”) as the same may be amended from time to time, all Environmental Laws (as defined in Section 15.2), and any covenants, conditions and restrictions encumbering the Land, Property and/or the Project (“CC&Rs”) or any supplement thereto recorded in any official or public records with respect to the Property and/or the Project or any portion thereof (collectively, “Applicable Laws”, or individually, as the context may require, an “Applicable Law”). Tenant shall be responsible for obtaining any permit, business license, or other permits or licenses required by any governmental agency permitting Tenant’s use or occupancy of the Premises and for performing, at Tenant’s sole cost, all modifications or additions to the Premises or the Common Areas (except for Landlord’s Work) in order to be in ADA compliance, except as provided in Section 2.1 above. Except as expressly provided herein, Tenant shall be responsible for ensuring that the Permitted Use conforms with all Applicable Laws. Landlord shall use commercially reasonable efforts to perform all of its obligations pursuant to CC&Rs, and use commercially reasonable efforts to cause all other parties to such CC&Rs to perform their obligations thereunder, to the extent necessary to avoid (i) any interference with Tenant’s use of the Premises for the Permitted Use, or (ii) any decrease in Tenant’s rights, or increase in Tenant’s obligations, under this Lease. Except as provided in Section 2.1 above, Landlord shall have no obligation to bring the Premises or Common Areas into compliance with ADA. If a change to the Common Areas or the Building becomes required under Applicable Law (or if any such requirement is enforced) as a result of any Alterations (herein defined) made to the Premises, the installation of any trade fixture in the Premises, any particular use of the Premises other than the Permitted Use, or any breach of Tenant’s obligations under this Lease, then Tenant, upon demand, shall (x) at Landlord’s option, either make such change at Tenant’s sole cost or pay Landlord the cost of making such change, and (y) pay Landlord a coordination fee equal to [***] of the cost of such change. In no event shall the Premises be used for any Prohibited Use (as defined in Exhibit C). Tenant shall comply with the rules and regulations attached hereto as Exhibit D, together with such additional reasonable rules and regulations as Landlord may from time to time prescribe (“Rules and Regulations”). Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the Rules and Regulations. Landlord shall not be responsible or liable to Tenant for the non-performance of any other tenant or occupant of the Building or Project of the Rules and Regulations or for any interference or disturbance of Tenant by any other tenant or occupant. Tenant shall not commit waste, overload the floors or structure of the Building, subject the Premises, the Building, the Common Area, Property or the Project to any use which would damage the same or increase the risk of loss or violate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, take any action which would constitute a nuisance or would unreasonably disturb, obstruct or endanger any other tenants of the Project, take any action which would abrogate any warranties, use or allow the Premises to be used for any unlawful purpose or conduct, or permit to be conducted, any auction upon the Premises. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to correct any non-performance of any other tenant or occupant of the Project of the Rules and Regulations or for any interference or disturbance of Tenant by any other tenant or occupant.
Subject to the express terms of this Lease, the rights reserved to Landlord herein, emergencies, casualty, eminent domain, and “Force Majeure” (as these terms are defined below), Tenant shall have access to, and shall be permitted by Landlord to operate in, the Premises twenty four (24) hours a day, seven (7) days per week, three hundred sixty-five (365) days per year.
3.ADJUSTMENT OF COMMENCEMENT DATE; POSSESSION.
3.1Intentionally omitted.
3.2Possession. Landlord represents and warrants that it has entered into a conditional termination agreement with the previous tenant of the Premises (which is only conditioned upon the execution of this Lease). Landlord shall deliver sole and exclusive possession of the Premises to Tenant on the Effective Date (the “Outside Delivery Date”) for Tenant to perform the Initial Tenant’s Work. In the event delivery of possession does not occur by the day which is seven (7) days after the Outside Delivery Date, Tenant shall have the option to deliver notice to Landlord of Tenant’s election to terminate this Lease until actual delivery of possession of the Premises occurs, in which instance Landlord and Tenant shall each be relieved from any further liability to each other resulting under this Lease, except only that Landlord shall return any prepaid Rent or Letter of Credit deposited by Tenant to Landlord, and Landlord shall immediately reimburse Tenant for Tenant’s actual documented, reasonable, third-party out-of-pocket design, architectural, engineering and other associated costs (including legal costs) incurred in connection with the Lease. If Tenant takes possession of, conducts business in, or enters the Premises before the Commencement Date, Tenant shall be subject to the terms and conditions of this Lease; provided, however, except for the cost of utilities or services requested by Tenant (e.g. electricity or HVAC service), Tenant shall not be required to pay Rent for any entry or possession before the Commencement Date.
4.RENT. Tenant shall pay to Landlord the Base Rent, Real Property Taxes (as herein defined) and Operating Expenses (as herein defined), without notice, demand, offset or deduction (except as expressly provided herein), in advance, on the first day of each calendar month. All Rent and payments required to be paid by Tenant to Landlord shall be made by Tenant payable to the entity and sent to the address Landlord designates and shall be made by good and sufficient check payable in United States of America currency or by other means acceptable to Landlord or by Electronic Fund Transfer of immediately available federal funds before 11:00 a.m. Eastern Time. Upon the execution of this Lease, Tenant shall pay to Landlord the first full calendar month’s Base Rent and the first full calendar month’s installment of estimated Operating Expenses. If the Term commences on a date other than the first day of a month, Base Rent shall be prorated on the basis of a thirty (30) day month (and such prorated amount shall be paid within three (3) days of the Commencement Date). All sums other than Base Rent which Tenant is obligated to pay under this Lease shall be deemed to be additional rent due hereunder (“Additional Rent”), whether or not such sums are designated Additional Rent. The term “Rent” means the Base Rent and all Additional Rent payable hereunder. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Lease. If Tenant is delinquent in any monthly installment of Base Rent or Additional Rent for more than five (5) days, Tenant shall pay to Landlord on demand a late charge equal to [***] of such delinquent sum and such delinquent sum shall also bear interest from the date such amount was due until paid in full at the lesser of (i)  [***] per annum; or (ii) at the maximum rate permitted by law (“Applicable Interest Rate”). Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within five (5) days thereafter. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as a penalty.
5.Intentionally Omitted.
6.UTILITIES.

6.1Utilities. Tenant will be responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Building, including, but not limited to heating, ventilation and airconditioning, water, gas, electricity, telephone and telecommunications, janitorial and interior Building security services. Tenant shall pay all charges for utilities (including without limitation, heat, water, gas, electricity, telephone and any other utilities) and services used on or provided to the Premises. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement (except as expressly provided herein). Landlord shall not provide janitorial services for the Building. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, and all trash collection for the Premises, all in compliance with applicable laws. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with the other buildings within the Project. Tenant shall provide its reasonable cooperation to Landlord at all times and abide by all commercially reasonable regulations and requirement that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. Landlord shall have no obligation to provide any services or utilities to the Building, including, but not limited to heating, ventilation and airconditioning, electricity, water, telephone and telecommunications, janitorial and interior Building security services. Landlord shall maintain the fire-life safety service contract, the cost of which shall be included in Operating Expenses (provided that Tenant shall be responsible for any maintenance or repair, as provided in Section 12 below, relating to such items, to the extent the costs thereof are not included in the cost of the service contract).
6.2Interruption of Utilities. Landlord shall have no liability to Tenant for any interruption in utilities or services to be provided to the Premises when such failure is caused by all or any of the following: (a) accident, casualty, breakage or repairs; (b) strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel; (e) service interruptions or any other unavailability of utilities resulting from causes beyond Landlord’s control including without limitation, any electrical power “brown-out” or “black-out”; (f) act or default by Tenant or other party; or (g) any other cause beyond Landlord’s reasonable control. In addition, in the event of any such interruption in utilities or services, Tenant shall not be entitled to any abatement or reduction of Rent (except as expressly provided in Section 16 and Section 17 if such failure is a result of any casualty damage or Taking described therein), no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable or inaccessible for more than five (5) consecutive business days after notice from Tenant to Landlord as a result of an interruption in utilities, and such interruption in utilities (i) can be corrected through Landlord’s reasonable efforts, (ii) has been caused by the gross negligence or willful misconduct of Landlord, (iii) does not result from any casualty damage (as provided in Section 16), a Taking (defined in Section 17) or any negligence, willful misconduct or breach of this Lease of or by Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, managers, members, principals, partners, officers, directors, employees, agents, contractors, licensees or invitees, and (iv) results in Tenant ceasing to do business in (all or a portion of) the Premises, then, as Tenant’s sole remedy, Monthly Base Rent shall abate for the period beginning on the sixth (6th) consecutive business day of such interruption in utilities and ending on the day such interruption in utilities ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible and not occupied by Tenant. In the event of any stoppage or interruption of services or utilities which are not obtained directly by Tenant, Landlord shall diligently attempt to resume such services or utilities as promptly as practicable. Tenant hereby waives the provisions of any applicable existing or future law, ordinance or governmental regulation concerning constructive eviction or permitting the termination of this Lease due to an interruption, failure or inability to provide any services

(including, without limitation, to the extent the Premises are located in California, the provisions of California Civil Code §1932(1)).
7.TAXES. Tenant shall pay to Landlord Tenant’s Share of all Real Property Taxes (as herein defined) for each full or partial calendar year during the Term in accordance with the terms and provisions of Section 8 and Section 9 below. “Real Property Taxes” shall mean (a) all taxes, assessments, supplementary taxes, parcel taxes, possessory interest taxes, levies, fees, exactions or charges and other governmental charges, together with any interest, charges, fees and penalties in connection therewith, which are assessed, levied, charged, conferred or imposed by any public authority upon the Land, the Building, the Property, the Project or any other improvements, fixtures, equipment or other property located at or on the Land, the Building, the Property, or the Project, all capital levies, franchise taxes, any excise, use, margin, transaction, sales or privilege taxes, assessments, levies or charges and other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease (excluding net income taxes imposed on Landlord unless such net income taxes are in substitution for any Real Property Taxes payable hereunder), including but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Land, Building, Property, Project or Premises, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the share of the Land, Building, Property, Project and Premises of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Land, Building, Property, Project or Premises; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Land, Building, Property, Project or Premises; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Prior to delinquency, Tenant shall pay all taxes and assessments, together with any interest, charges, fees and penalties in connection therewith, levied upon trade fixtures, alterations, additions, improvements, inventories, equipment and other personal property located and/or installed on the Premises by Tenant; and, upon request, Tenant shall provide Landlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced by Landlord. Landlord may, but is not obligated to, contest by appropriate legal proceedings the amount, validity, or application of any Real Property Taxes or liens thereof. Notwithstanding anything herein to the contrary, Real Property Taxes shall exclude all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to Tenant’s operations at the Property) and any interest or late fees due to Landlord’s late payment of Real Property Taxes.
8.OPERATING EXPENSES.
8.1Operating Expenses. Tenant shall pay to Landlord Tenant’s Share of Operating Expenses for each full or partial calendar year during the Term, as provided in Section 9 below. It is intended that this Lease be a “triple net lease,” and that the Rent to be paid hereunder by Tenant will be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable, except as expressly set forth in this Lease. Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises, Property or the Project. To the extent the Building shares certain items or services with other buildings or there are any costs or expenses incurred on the Land, and/or the Project, Landlord shall reasonably and equitably allocate those items or services or costs or expenses between such buildings, portions of the Project, and/or users so that Tenant will pay Tenant’s Share of those costs as allocated to the Building.

8.2Definition of Operating Expenses. “Operating Expenses” means the total costs and expenses incurred by Landlord in the ownership, operation, maintenance, repair, replacement and management of the Building, the Land, the Common Area and/or the Project, including, but not limited to: (1) repair, replacement, maintenance, utility costs and landscaping of the Land and the Common Area, including, but not limited to, any and all costs of maintenance, repair and replacement of all parking areas (including bumpers, sweeping, striping and slurry coating), common driveways, loading and unloading areas, trash areas, outdoor lighting, sidewalks, walkways, landscaping (including tree trimming), irrigation systems, fences and gates and other costs which are allocable to the Building, the Common Area, the Land and/or the Project; (2) non-structural maintenance and repair of the roof (and roof membrane), skylights and exterior walls of the Premises (including exterior painting); (3) the costs relating to the insurance maintained by Landlord as described in Section 11.1 below, including, without limitation, Landlord’s cost of any deductible or self-insurance retention; (4) costs under maintenance contracts for, and the repair and replacement of, the elevators, if any, and all heating, ventilation and air-conditioning (HVAC) systems, but only to the extent maintained by Landlord or to the extent used in common with other occupants of the Project or otherwise serving any Common Area; (5) maintenance, repair, replacement, monitoring and operation costs of all mechanical, electrical and plumbing systems, but only to the extent maintained by Landlord or to the extent used in common with other occupants of the Project or otherwise serving any Common Area; (6) maintenance, repair, replacement, monitoring and operation costs of the fire/life safety and sprinkler system (to the extent Landlord is obligated to do so pursuant to Section 12.2); (7) trash collection and snow removal costs; (8) costs of capital improvements or capital replacements (excluding the roof structure) made to or capital assets acquired for the Building, the Project, or the Land after the Commencement Date that are intended to reduce Operating Expenses or are reasonably necessary for the health and safety of the occupants of the Building or the Project or are required under any governmental law or regulation promulgated, revised, or reinterpreted after the Effective Date, which capital costs, or an allocable portion thereof, shall be amortized over a commercially reasonable period determined by Landlord, together with interest on the unamortized balance at [***]; (9) any other costs incurred by Landlord related to the Building, the Land and/or the Project including, but not limited to, paving, parking areas, roads, driveways, alleys, mowing, landscape, heating and ventilation; (10) assessments, association fees and all other costs assessed or charged under the CC&Rs, if any, that are attributable to the Land, the Building and/or the Project in connection with any property owners or maintenance association or operator; and (11) a management fee, not to exceed [***] of gross receipts from leases at the Building and/or the Project, for the management of this Lease, the Premises, the Building, the Land and/or the Project including the cost of those services which are customarily performed by a property management services company, whether performed by Landlord or by an affiliate of Landlord or through an outside management company or any combination of the foregoing. Notwithstanding anything to the contrary contained herein, Operating Expenses shall not include (i) replacement of the roof structure, foundation, concrete subflooring, or the exterior walls; provided, however, that the costs for any such replacement shall be included as Operating Expenses if the replacement of such item was caused by Tenant’s or its employees, agents, or contractors’ negligence or willful misconduct; (ii) repairs to the extent covered by insurance proceeds that are actually received by Landlord, or paid by Tenant or other third parties; (iii) alterations solely attributable to tenants of the Project other than Tenant; (iv) marketing expenses; (v) any cost or expense associated with compliance with any laws, ordinances, rules or regulations regarding any condition existing in the Building or on the Land or in the Project if such condition existed prior to the Commencement Date; (vi) all items (including repairs) and services for which Tenant pays directly to third parties or for which Tenant reimburses Landlord (other than through Operating Expenses); (vii) amounts (other than management fees) paid to Landlord’s affiliates for services, but only to the extent such amounts exceed the prices charged for such services by parties having similar skill and experience; (viii) fines or penalties resulting from any violations of Applicable Laws, negligence or willful misconduct of Landlord or its employees, agents or contractors; (ix) advertising and promotional expenses; (x) Landlord’s charitable and political contributions; (xi) ground lease rental; (xii)

attorney’s fees and other expenses incurred in connection with negotiations or disputes with tenants or other occupants of the Project; (xiii) costs of services or benefits made available to other tenants of the Building or Project but not to Tenant; (xiv) any expense for which Landlord has received actual reimbursement from a third party (other than from a tenant of the Project pursuant to its lease); (xv) costs of curing defects in design or original construction of the Project; (xvi) costs that Landlord is entitled to recover under a warranty, unless Landlord has not received payment under such warranty and it would not be fiscally prudent to pursue legal action to recover collect on such warranty; (xvii) reserves not spent by Landlord by the end of the calendar year for which Operating Expenses are paid; (xviii) bad debt expenses; (xix) costs of cleaning up “hazardous materials” not caused by Tenant or its employees, agents, contractors or invitees except as related to the general repair, operation and maintenance of the Project; (xx) wages, salaries, fees or fringe benefits (“Labor Costs”) paid to Landlord personnel above the level of general manager or property manager (provided, however, that if such individuals provide services directly related to the operation, maintenance or ownership of the Project that, if provided directly by a general manager or property manager or his or her general support staff, would normally be chargeable as an operating expense of a comparable industrial building, then the Labor Costs of such individuals may be included in Operating Expenses to the extent of the percentage of their time that is spent providing such services to the Project); (xxi) Key man and other life insurance, long-term disability insurance and health, accident and sickness insurance, except only for group plans providing reasonable benefits to persons of the grade of building manager or general manager and below who are employed and engaged in operating and managing the Project; (xxii) costs of Landlord’s general overhead, including general administrative expenses, which costs would not be chargeable to operating expenses of the Project in accordance with generally accepted accounting principles, consistently applied; (xxiii) Landlord’s entertainment expenses and travel expenses, except for those travel expenses that are necessary, reasonable and incurred in connection with Landlord’s operation and maintenance of the Project; (xxiv) income, capital levy, capital stock, succession, transfer, franchise, gift, estate or inheritance tax; (xxv) to the extent any services (on a per square foot basis) are provided to a tenant or occupant of the Project at a level that is materially greater than the level at which such services are available to Tenant, the cost of providing such services at a level that is over and above the level available to Tenant shall be excluded from Operating Expenses; (xxvi) insurance deductibles exceeding commercially reasonable amounts (provided, however, that, without limitation, the following amounts shall be deemed commercially reasonable: (i) earthquake insurance deductibles up to [***] of the total insurable value of the Project per occurrence, and (ii) any other insurance deductibles up to [***] per occurrence; and (xxvii) any expense for which Landlord is reimbursed by another tenant of the Building pursuant to its lease (other than through payment of operating costs or expenses).

Notwithstanding the foregoing, for purposes of computing Tenant’s Share of Operating Expenses, the Controllable Expenses (hereinafter defined) shall not increase by more than [***] per calendar year over the Controllable Expenses for the previous year. In other words, Controllable Expenses for the first calendar year after the calendar year in which the Commencement Date occurs shall not exceed [***] of the Controllable Expenses for the calendar year in which the Commencement Date occurs. Controllable Expenses for the second calendar year after the calendar year in which the Commencement Date occurs shall not exceed [***] of the allowable Controllable Expenses for the first calendar year after the calendar year in which the Commencement Date occurs, etc. Any category of Controllable Expenses that are not included as part of Operating Expenses during any calendar year due to the application of this cap may be included as part of Controllable Expenses in any subsequent calendar year subject to the cap applicable to the calculation of Controllable Expenses for such subsequent calendar year; provided that any amount of Controllable Expenses excluded during any calendar year due to the application of this cap shall not be included as part of Controllable Expenses in any subsequent calendar year. By way of illustration only, an example of this cap is provided in Section 7 of Exhibit J. “Controllable Expenses” shall mean all Operating Expenses other than (i) costs of utilities for the Common Area, snow and ice removal, repairs and restoration of the Common Area due to hurricanes and other weather-related causes,

(ii) insurance premiums and deductibles (including, without limitation, Landlord’s cost of any self-insurance deductible or retention), (iii) permitted capital expenditures, (iv) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, (v) the cost of any repair or replacement that Landlord reasonably expects will not recur on an annual or more frequent basis, (vi) costs of materials, supplies, and removal of debris, (vii) Real Property Taxes, and (viii) other Operating Expenses to the extent: (a) that a component of such Operating Expenses are union labor wages (including labor that is unionized after the date hereof), or (b) such Operating Expenses are incurred as a result of any requirements of Applicable Law. For purposes of determining Controllable Expenses, any management fee shall be calculated without regard to any free rent, abated rent, or the like, or any increase in gross annual receipts from the Project.

If Landlord fails to bill any Operating Expenses other than Real Property Taxes within twenty-four (24) months following the end of the calendar year in which the amount was incurred, then Tenant shall not be obligated to pay such amount. If Landlord fails to bill any Real Property Taxes within sixty (60) months following the end of the calendar year in which the amount was incurred, then Tenant shall not be obligated to pay such amount.
8.3Gross Up. If the Project is less than ninety-five percent (95%) occupied during any calendar year, the variable components of Operating Expenses as reasonably determined by Landlord shall be calculated as if the Project had been 95% occupied for the full calendar year. Any Operating Expenses or Real Property Taxes that are specifically attributable to the Building or to any other building in the Project or to the operation, repair and maintenance thereof, shall be allocated entirely to the Building or to such other building. However, any Operating Expenses and Real Property Taxes that are not specifically attributable to the Building or to any other building or to the operation, repair and maintenance thereof, may be equitably allocated by Landlord to either: (i) each individual tenant so that Tenant shall pay Tenant’s Share of such Operating Expenses and/or Real Property Taxes as allocated to the Project or (ii) all buildings in the Project so that Tenant shall pay Tenant’s Share of such Operating Expenses and/or Real Property Taxes as allocated to the Building.
9.ESTIMATED EXPENSES.
9.1Payment. “Estimated Expenses” for any particular year shall mean Landlord’s estimate of Operating Expenses and Real Property Taxes for a calendar year. Tenant shall pay Tenant’s Share of the Estimated Expenses with installments of Base Rent in monthly installments of one-twelfth (1/12th) thereof on the first day of each calendar month during such year. If at any time Landlord determines that Operating Expenses and/or Real Property Taxes are projected to vary from the then Estimated Expenses, Landlord may, no more than two (2) times per calendar year, by at least fifteen (15) days’ prior written notice to Tenant, revise such Estimated Expenses, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such calendar year Tenant has paid to Landlord Tenant’s Share of the revised Estimated Expenses for such year. If Landlord does not provide Tenant with an estimate of the Operating Expenses or the Real Property Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate.
9.2Adjustment. “Operating Expenses and Real Property Taxes Adjustment” (or “Adjustment”) shall mean the difference between Tenant’s Share of Estimated Expenses, on the one hand, and Tenant’s Share of Operating Expenses and Real Property Taxes, collectively, on the other hand, for any calendar year. Promptly after the end of each calendar year, Landlord shall deliver to Tenant a statement of Tenant’s Share of Operating Expenses and Real Property Taxes for such calendar year, accompanied by a computation of the Adjustment. If Tenant’s payments for

Operating Expenses are less than Tenant’s Share of Operating Expenses, or if Tenant’s payments of Real Property Taxes are less than Tenant’s Share of Real Property Taxes, then Tenant shall pay the difference within twenty (20) days after receipt of such statement. Tenant’s obligation to pay such amount shall survive the expiration or termination of this Lease. If Tenant’s payments for Operating Expenses exceed Tenant’s Share of Operating Expenses, or if Tenant’s payments for Real Property Taxes exceed Tenant’s Share of Real Property Taxes, then so long as an Event of Default by Tenant has not occurred Landlord shall credit such excess amount to future installments of Tenant’s Share of Operating Expenses and/or Real Property Taxes, as the case may be, for the next calendar year (or pay to Tenant such excess in the event the Term has expired). If an Event of Default by Tenant occurs, Landlord may, but shall not be required to, credit such amount to Rent arrearages.
9.3Books and Records. Landlord shall use commercially reasonable efforts to provide annual Operating Expense statements as soon as is reasonably practicable. Except as otherwise provided in this Lease, within sixty (60) days after receiving any statement of Operating Expenses for any calendar year (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Operating Expenses for the calendar year to which such statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records. Within sixty (60) days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one (1) Review Notice or more than one (1) Objection Notice with respect to any statement or more than one (1) Objection Notice in a calendar year. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the statement. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth in which the Building is located and its fees shall not be contingent, in whole or in part, upon the outcome of the review. Tenant shall be responsible for all costs of such review. The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within thirty (30) days after receiving it from Landlord, and if Tenant fails to do so, the Objection Period shall be reduced by one day for each day by which such execution and delivery follows the expiration of such 30-day period. Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any statement if any Rent remains unpaid past its due date. If, for any calendar year, Landlord and Tenant determine that the sum of Tenant’s Share of the actual Operating Expenses is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment, or pay Landlord the amount of its underpayment, against or with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within thirty (30) days after such determination. If Tenant delivers an Objection Notice before the expiration of the Objection Period, but Landlord and Tenant are unable to agree on whether (and to the extent) the Operating Expenses are less or more than the amount shown on the applicable statement within ninety (90) days after the Objection Notice is delivered, then Landlord and Tenant shall submit Tenant’s objections to an independent certified public accountant working for a CPA firm licensed to do business in the state reasonably acceptable to both Landlord and Tenant to issue a final and conclusive determination thereof and its fees shall not be contingent, in whole or in part, upon the outcome of the review (the “Final Auditor”). The Final Auditor shall issue a final and conclusive determination within sixty (60) days after Tenant’s objections are submitted. Upon receipt of the final and conclusive determination, Tenant shall receive a credit in the amount of its overpayment, or pay Landlord the amount of its underpayment, against or with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within thirty (30) days after such determination. Tenant shall pay the cost of such independent certification unless such statement overstated the amount of the Operating Expenses by more than [***], in which case Landlord shall bear the reasonable cost of such independent certification and also Landlord shall bear or reimburse to Tenant (as applicable) the reasonable cost of Tenant’s Auditors’ review.
10.INDEMNITY AND WAIVER OF CLAIMS.
10.1Indemnity. Tenant shall indemnify, protect, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and Landlord’s affiliated entities, and each of their respective trustees, members, managers, principals, beneficiaries, partners, directors, officers, employees, shareholders, Mortgagees, agents, contractors, successors and assigns (individually and collectively, “Indemnitees”) from and against any and all claims, judgments, causes of action, damages, obligations, penalties, fines, taxes, costs, liens, liabilities, losses, charges and expenses, including without limitation all attorneys’ fees and other professional fees (collectively referred to as “Losses”) which may be imposed upon, incurred by or asserted against Landlord or any of the Indemnitees at any time during or after the Term by any third party and arising out of or in connection with (1) any Event of Default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or (2) any damages or injury occurring in the Premises, Tenant’s use of the Premises, any acts or omissions (including violations of Applicable Laws) of Tenant or any Tenant Party, the conduct of Tenant’s business, or any activity, work or things done, permitted or suffered by Tenant or any Tenant Party in or about the Premises, the Building, the Common Area, the Property or other portions of the Project, except to the extent caused by Landlord’s gross negligence or willful misconduct. Landlord reserves the right to retain counsel for its defense, in which case Tenant shall be responsible for the costs of such defense. Landlord shall indemnify, protect, defend and hold harmless Tenant, and Tenant’s affiliated entities, and each of their respective trustees, members, managers, principals, beneficiaries, partners, directors, officers, employees, shareholders, agents, contractors, successors and assigns (individually and collectively, “Tenant Indemnitees”) from and against any and all Losses which may be imposed upon , incurred by or asserted against Tenant or any of the Tenant Indemnitees at any time during or after the Term by any third party and arising out of or in connection with (1) any breach of this Lease by Landlord beyond the expiration of any applicable notice and cure periods, or (2) any acts or omissions (including violations of Applicable Laws) of Landlord, except to the extent caused by Tenant’s negligence or willful misconduct. The obligations of Tenant and Landlord under this Section 10 shall survive the termination of this Lease with respect to any claims or liability arising prior to such termination.
10.2Waiver of Claims. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of illness or injury to persons in, upon or about the Premises, the Land, the Common Area or other portions of the Property or Project arising from any cause and all risk of damage to property including, but not limited to, Tenant’s Property and all Alterations in, upon or about the Premises, the Land, the Common Area or other portions of the Property arising from any cause and Tenant hereby expressly releases Landlord and the Indemnitees and waives all claims in respect thereof against Landlord and the Indemnitees; provided, however, subject to Section 11.3.5, the foregoing release and waiver shall not apply to the extent such claims are caused by Landlord’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Landlord shall not be liable for any damages arising from any act or neglect of any contractor or other tenant, if any, of the Project or Landlord’s failure to enforce the terms of any agreements with parties other than Tenant.
11.INSURANCE.
11.1Landlord. Landlord shall maintain insurance policies insuring the Building against fire and extended coverage (including, if Landlord elects, “special cause of loss form” coverage, earthquake/volcanic action, flood and/or surface water insurance) for the full replacement cost of the Building, with deductibles in the form and endorsements of such coverage as selected by Landlord, together with business interruption insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine. The Building may be included in a blanket policy or captive insurance program. Tenant shall pay to Landlord, as a portion of the Operating Expenses, the costs of the insurance coverages described herein, including, without limitation, Landlord’s cost of any self-insurance deductible or retention.
11.2Tenant. Tenant shall, at Tenant’s expense, obtain and keep in force at all times the following insurance in the following coverage amounts:
11.2.1Commercial General Liability Insurance (Occurrence Form). A policy of commercial general liability insurance (“CGL Policy”) (occurrence form) having a combined single limit of not less than [***] per occurrence and [***] aggregate per location (if Tenant has multiple locations) with deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable), providing coverage for defense costs outside of the policy limits and including coverage for, among other things, bodily injury, personal injury, property damages arising out of Tenant’s operating and contractual liabilities (see below for contractual liability coverage), premises and operations, products/completed operations, personal and advertising injury, and with an “Additional Insured-Managers or Lessors of Premises Endorsement” or similar language and including coverage for damage caused by heat, smoke or fumes from a hostile fire.    The CGL Policy shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease;
11.2.2Automobile Liability Insurance. Business automobile liability insurance having a combined single limit of not less than [***] per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance, or use of any owned, hired or non-owned automobiles;
11.2.3Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance having limits not less than those required by applicable state and federal statute, and covering all persons employed by Tenant, including volunteers, in the conduct of its operations on the Premises, together with employer’s liability insurance coverage in the amount of at least [***] each accident for bodily injury by accident; [***] each employee for bodily injury by disease; and [***] policy limit for bodily injury by disease;
11.2.4Property Insurance. “All risk” or “special cause of loss form” property insurance including coverage for vandalism, malicious mischief, sprinkler leakage and, if applicable, boiler and machinery comprehensive form, insuring (1) Tenant’s fixtures, furniture, equipment (including electronic data processing equipment, if applicable), merchandise, inventory, and all other personal property and other contents contained within the Premises (collectively “Tenant’s Property”) and (2) the Alterations (as hereinafter defined) in an amount equal to the then applicable full replacement cost thereof. Landlord shall be designated as a loss payee with respect to Tenant’s property insurance on any Alterations. In the event property of Tenant’s invitees or customers are kept in the Premises or Project, Tenant shall maintain warehouser’s legal liability or bailee customers insurance for the full value of the property of such invitees or customers as determined by the warehouse contract between Tenant and its customer;

11.2.5Business Interruption. Loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings for a period of not less than twelve (12) months, attributable to all perils included in the “all risk” or “special cause of loss form” property insurance policy required in Section 11.2.4 above or attributable to prevention of access to the Premises as a result of such perils; and
11.2.6Environmental Insurance. If Tenant handles, stores or utilizes Hazardous Materials in its business operations, Pollution Legal Liability Insurance and/or Environmental Impairment Insurance covering claims for damage or injury caused by hazardous materials, including, without limitation, bodily injury, wrongful death, property damage, including loss of use, removal, cleanup and restoration or work and material necessary to return the Premises and any other property of whatever nature located on the Premises to their condition existing prior to the appearance of Tenant’s hazardous materials on the Premises. If such coverage is required, Landlord shall determine limits of liability; and
11.2.7Umbrella/Excess Insurance. An umbrella liability policy or excess liability policy having a limit of not less than [***], which policy shall be in “following form” and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. Such umbrella liability policy or excess liability policy shall include coverage for additional insureds.
11.3General.
11.3.1Insurance Companies. Insurance required to be maintained by Tenant shall be written by companies authorized to do business in the state in which the Premises are located and having a “Financial Strength Rating” of at least “A-VIII” (or such higher rating as may be required by a Mortgagee [as herein defined] having a lien on the Premises) as determined by A.M. Best Company.
11.3.2Certificates of Insurance. Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant in the form of ACORD 28 (Evidence of Commercial Property Insurance) and ACORD 25-S (Certificate of Liability Insurance) (or in a form acceptable to Landlord in its reasonable discretion), no later than seven (7) days after the Effective Date of this Lease (but in any event prior to any entry onto the Premises by Tenant or any employee, agent or contractor of Tenant).  Tenant shall, at least ten (10) days prior to expiration of any required coverage, furnish Landlord with certificates of renewal or “binders” thereof. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements in Section 11.2 have been met, and failure of Landlord to demand such evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant’s obligation to maintain such insurance.  If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses and costs suffered or incurred by Landlord (including litigation costs and attorneys’ fees and expenses) resulting from said failure.  If Tenant fails to deliver any certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is canceled during the Term without notification to the Landlord, Landlord may obtain such insurance and charge the cost thereof to Tenant which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent.
11.3.3Additional Insureds; Primary Coverage. Landlord, Landlord’s Mortgagee, if any, any property management company of Landlord for the Premises, and any other party designated by Landlord shall be named as additional insureds (“Additional Insureds”) under Insurance Services Office (“ISO”) endorsement CG 201011 85 or similar form that is commercially available under all of the policies required by Sections 11.2.1, 11.2.2, and 11.2.6 and such endorsement or policy language shall be included with the certificates to be provided to Landlord pursuant to Section 11.3.2 above.  The policies carried or required to be carried by Tenant pursuant to Sections 11.2.1, 11.2.2, 11.2.6 and 11.2.7 shall provide for severability of interest and shall be primary as respects the Additional Insureds, and any insurance maintained by the Additional Insureds shall be excess and non-contributing.  Landlord is to be insured as its interests may appear and is to be designated as a loss payee on the insurance required to be maintained by Tenant pursuant to Section 11.2.4.

11.3.4Limits of Insurance. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease, except as expressly provided in Section 11.3.5 below.
11.3.5Mutual Waiver of Subrogation. Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by insurance. The failure of a party to insure its property shall not void this waiver. Neither party, nor its officers, directors, employees, managers, agents, or contractors, shall be liable to the other for any business interruption loss incurred, and each party waives any claims against the other party, and its officers, directors, employees, managers, agents and contractors for such business interruption loss from any cause whatsoever, including, but not limited to damage caused in whole or in part, directly or indirectly, by the negligent acts of the other party at the Premises or the Project. For purposes of this Section 11.3.5, any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance.
11.3.6Notification of Incidents. Tenant shall notify Landlord within twenty-four (24) hours after the occurrence of any accidents or incidents in the Premises, Common Areas, Property or the Project which could give rise to a claim under any of the insurance policies required under this Section 11.
12.REPAIRS AND MAINTENANCE.
12.1Tenant Obligations. Except as otherwise expressly provided in Section 12.2, Tenant, at Tenant’s sole cost and expense, shall keep and maintain the interior and exterior of the Premises in good, clean and safe order, condition and repair, including replacement (as necessary, unless such replacement is Landlord’s obligation as provided in Section 12.2.), including, without limitation, the following: roof and roof membrane; loading docks, roll up doors and ramps; floors, subfloors, and floor coverings; walls and wall coverings (excluding painting of exterior walls); doors, locks and other locking devices, windows, glass and plate glass; ceilings, skylights, and lighting systems; all plumbing, electrical and mechanical equipment and systems inside or exclusively serving the Premises; all heating, ventilating and air conditioning equipment and systems inside or exclusively serving the Premises (subject to Landlord’s rights described below); and wiring, appliances and devices using or containing refrigerants, or otherwise attached to or part of Tenant’s trade-fixtures and/or equipment. Tenant shall enter into a regularly scheduled preventive maintenance/service contract (“Service Contract”) with a maintenance contractor reasonably acceptable to Landlord for servicing all heating ventilation, and air conditioning systems and equipment inside or exclusively serving the Premises (collectively, the “HVAC System”), which Service Contract shall maintain the HVAC System in a first-class manner and shall also substantially comply with the requirements set forth on Exhibit I attached hereto. Tenant shall deliver full and complete copies of the Service Contract to Landlord within one hundred twenty (120) days after the Commencement Date. Upon Landlord’s request and within five (5) business days of receiving such request, Tenant shall deliver full and complete copies of any other service contracts entered into by Tenant pertaining to Tenant’s maintenance obligations of the Premises pursuant to this Lease. Notwithstanding the foregoing, during the continuance of an Event of Default by Tenant, Landlord may elect to maintain the Service Contract respecting the HVAC System, in which case Tenant shall reimburse Landlord within thirty (30) days after Landlord’s demand for the cost of the Service Contract and shall promptly undertake and complete the repairs and/or replacements recommended by such maintenance contractor during the Term of this Lease. All repairs and replacements by Tenant shall be made and performed: (1) at Tenant’s cost and expense and at such time and in such manner as Landlord may reasonably designate, (2) by certified contractors or mechanics reasonably approved by Landlord, (3) so that same shall be at least equal in quality, value and utility to the original work or installation, (4) in a manner and using equipment and materials that will not interfere with or impair the operations, use or occupation of the Building or any of the mechanical, electrical, plumbing or other systems in the Building, Property or the Project, and (5) in accordance with the Rules and Regulations and all Applicable Laws. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under this Lease, which failure continues at the end of fifteen (15) days following Tenant’s receipt of written notice from Landlord stating the nature of the failure, or in the case of an emergency immediately without prior notice, Landlord shall have the right to enter the Premises and perform such maintenance, repairs or refurbishing at Tenant’s sole cost and expense (including a sum for overhead to Landlord equal to [***] of the costs of maintenance, repairs or refurbishing). Tenant shall maintain written records of maintenance and repair and shall deliver copies thereof to Landlord upon request.
12.2Landlord Obligations. Landlord shall, as a cost to be included in Operating Expenses (to the extent permitted pursuant to Section 8.2), be responsible for the replacement of the structural portions of the roof, foundation, concrete subflooring, and load-bearing portions of walls (excluding wall coverings, painting, glass and doors) of the Building, and Landlord shall maintain and repair the Common Areas (as herein defined); provided, (a) if such damage is caused by an act or omission of Tenant, or any Tenant Party, then such repairs shall be at Tenant’s sole expense and (b) Landlord shall not be required to make any repair resulting from (1) any alteration or modification to the Building or to mechanical equipment within the Building performed by, for or because of Tenant or to special equipment or systems installed by, for or because of Tenant, (2) the installation, moving, use or operation of Tenant’s Property, (3)  Tenant’s use or occupancy of the Premises in violation of Section 15 of this Lease, (4) fire and other casualty, except as provided by Section 16 of this Lease, or (5) condemnation, except as provided in Section 17 of this Lease. There shall be no abatement of Rent during the performance of such work. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, nor for any damage that may result from interruption of Tenant’s use of the Premises during any repairs by Landlord. Except as expressly provided in Section 18.5, Tenant waives any right to repair the Premises, the Building, the Project and/or the Common Area at the expense of Landlord under any Applicable Laws.
13.ALTERATIONS.
13.1Trade Fixtures; Alterations. Subject to limitations set forth in this Lease, Tenant may install trade fixtures, equipment and furniture in the Premises, provided that all alterations are done in compliance with Exhibit F and such items are installed and are removable without structural or material damage to the Premises (unless Tenant, at its sole cost and expense using building standard materials and finishes and in compliance with Exhibit F, immediately repairs any such material damage). Tenant shall not construct, nor allow to be constructed, any alterations or physical additions in, about or to the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, and shall be conditioned upon Tenant’s compliance with the provisions of Exhibit F and any other applicable requirements of Landlord regarding construction of improvements and alterations. If Landlord does not respond to a written request from Tenant made in accordance with Exhibit F within ten (10) business days, then Landlord shall be deemed to disapprove such request. If requested by Landlord, Tenant shall file a notice of completion after completion of such work and provide Landlord with a copy thereof. Notwithstanding the foregoing, Tenant may make interior alterations that do not require a permit and are cosmetic only (such as paint and carpeting) having a cost not to exceed [***] in the aggregate in any twelve (12) month period which will not affect, in any way, the mechanical, electrical, plumbing, HVAC, structural, and/or fire and life safety components of the Building, are not visible from the exterior of the Premises or Building, and do not require work to be performed inside the walls or above the ceiling of the Premises without Landlord's consent, but upon providing Landlord prior, written notice of such alterations (“Cosmetic Alterations”). Any such Cosmetic Alterations must be performed in compliance with Exhibit F and any other applicable requirements of Landlord regarding construction of improvements and alterations.

13.2Damage; Removal. Upon the expiration or earlier termination of this Lease, Tenant shall remove any or all trade fixtures, alterations, additions, improvements and partitions (“Alteration(s)”) made or installed by or for the benefit of Tenant and repair all damage caused by the installation or removal thereof; provided, however, Landlord may require Tenant, which requirement must be given at the time of applicable approval, to have all or any portion of such items designated by Landlord to remain at the Premises, in which event they shall be and become the property of Landlord upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall have no obligation to remove or restore Cosmetic Alterations or the Initial Tenant’s Work other than those portions of the Initial Tenant’s Work that Landlord so identifies at the time it provides approval of the Initial Tenant’s Work, or any portion thereof. All such removals and restoration shall be accomplished in a good and workmanlike manner and so as not to cause any damage to the Premises, the Common Area, the Property or the Project whatsoever.
13.3Liens. Tenant shall promptly pay and discharge all claims for labor performed, supplies furnished and services rendered at the request of Tenant and shall keep the Premises free of all mechanics’ and materialmen’s liens in connection therewith. Tenant shall remove any such lien within ten (10) business days after notice from Landlord, and if Tenant fails to do so, an Event of Default by Tenant shall have occurred, and in addition, Landlord, without limiting its remedies, may bond, insure over or otherwise pay the amount necessary to cause such removal, whether or not such lien is valid. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand. Tenant shall provide at least ten (10) days prior written notice to Landlord before any labor is performed, supplies furnished or services rendered on or at the Premises and Landlord shall have the right to post on the Premises notices of non-responsibility.
14.LANDLORD’S RIGHTS. Landlord reserves the right to enter the Premises upon reasonable prior notice to Tenant (or without notice in case of an emergency) and/or to undertake the following all without abatement of rent or liability to Tenant (except as expressly provided below): inspect the Premises and/or the performance by Tenant of the terms and conditions hereof; make such alterations, repairs, improvements or additions to the Premises as required or permitted hereunder; change boundary lines of the Land so long as such change does not materially and adversely impact Tenant’s use of the parking area and/or access to the Premises; install, use, maintain, repair, alter, relocate or replace any pipes, ducts, conduits, wires, equipment and other facilities in the Common Area or the Building; install, maintain and operate conduit cabling within the utility and/or conduit ducts and risers within the Building, as well as grant lease, license or use rights to third parties, to utilize the foregoing easements or licenses on the Land, the Property and/or the Project; grant easements, rights of way, utility raceways and make dedications; dedicate for public use portions of the Land, the Property and/or the Project (excluding the Building unless otherwise required by Applicable Law); and record parcel maps, restrictions, covenants, conditions and restrictions affecting the Land, the Property and/or the Project and/or amendments to existing CC&Rs which do not unreasonably interfere with Tenant’s use of the Premises or impose additional material monetary obligations on Tenant; change the name of the Property and/or the Project; affix reasonable signs and displays (including rental signs) on the Land (but not the Building unless required by Applicable Law), but subject to Tenant’s signage rights under this Lease; and, show the Premises to prospective purchasers, current or prospective investors, Mortgagees, ground lessees or insurers, or, during the last twelve (12) months of the Term (or during the continuance of any Event of Default), prospective tenants. If reasonably necessary and using commercially reasonable efforts to minimize interference to Tenant’s use of the Premises, Landlord may temporarily close all or a portion of the Premises to perform repairs, replacements, alterations and additions. Landlord shall in all events use commercially reasonable efforts to minimize interference to Tenant’s use of the Premises while performing repairs, replacements, alterations and additions, and any such repairs, replacements, alterations and additions shall not materially interfere with Tenant’s use of the Premises once completed. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after normal business hours. Except as specifically provided otherwise in this Section 14, entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. However, if Landlord temporarily closes the Premises as provided above for a period in excess of five (5) consecutive business days due to an event or condition that (a) does not result from a casualty, a Taking, or any negligence, willful misconduct or breach of this Lease of or by Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, managers, members, principals, partners, officers, directors, employees, agents, contractors, licensees or invitees, and (b) results in Tenant ceasing to do business in all or a portion of the Premises, then as Tenant’s sole remedy, Tenant shall be entitled to receive a per diem abatement of Base Rent during the period beginning on the sixth (6th) consecutive business day of closure and ending on the date on which such closure ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible and not occupied by Tenant. Landlord acknowledges and agrees that Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable operations, confidential information or for other purposes related to Tenant’s operational standards (such as maintaining “clean rooms” or similar areas which are subject to restricted access for purposes of maintaining cleanliness or preventing contamination), security and/or safety. Except in the case of emergency, in the event of a Landlord inspection or to perform Landlord’s other obligations hereunder, Landlord may not enter such Secured Areas unless it provides Tenant with two (2) days’ prior notice of the specific date and time of such Landlord inspection (and Landlord will comply with all reasonable protocols of Tenant in connection with such entry) and Tenant shall be responsible for all damages resulting from Landlord’s delayed and/or reduced access to such areas as determined by Landlord in its sole, absolute, and unfettered discretion.
15.ENVIRONMENTAL MATTERS.
15.1Hazardous Materials Survey Form. Prior to the execution of this Lease, Tenant shall complete, execute and deliver to Landlord a Hazardous Materials Survey Form in the form of Exhibit G attached hereto (“Survey Form”), and Tenant shall certify to Landlord that all information contained in the Survey Form is true and correct. The completed Survey Form shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely on the information contained therein. On a quarterly basis, Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials (as defined below), or any combination thereof, which were stored, generated, used or disposed of on, under or about the Premises for the twelve (12) month period prior to and after each such request, or which Tenant intends to store, generate, use or dispose of on, under or about the Premises. At Landlord’s option, Tenant’s disclosure obligation under this Subparagraph shall include the requirement that Tenant update, execute and deliver to Landlord the Survey Form, as the same may be modified by Landlord from time to time. In addition to the foregoing, Tenant shall promptly notify Landlord of, and shall promptly provide Landlord with true, correct, complete and legible copies of, all of the following environmental items relating to the Premises: reports filed pursuant to any self-reporting requirements; reports filed pursuant to any Environmental Laws (as defined below) or this Lease; all permit applications, permits, monitoring reports, workplace exposure and community exposure warnings or notices, and all other reports, disclosures, plans or documents (excluding those that may be characterized as confidential) relating to water discharges, air pollution, underground storage tanks or Hazardous Materials; all orders, reports, notices, listings and correspondence (excluding those that may be considered confidential, provided Tenant shall remain liable to address any such confidential Hazardous Materials matters in accordance with this Article 15) of or concerning the release, investigation, compliance, clean up, remedial and corrective actions, and abatement of Hazardous Materials whether or not required by Environmental Laws; and all complaints, pleadings and other legal documents filed against Tenant related to Tenant's use, handling, storage or disposal of Hazardous Materials. Tenant may submit an updated Survey Form to Landlord from time to time, which updated Survey Form shall be subject to Landlord's approval (which approval shall not be unreasonably withheld, conditioned or delayed). From time to time at Landlord’s request, Tenant shall execute affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence or absence of Hazardous Materials on the Premises or the Property, and shall provide copies of all required permits for Tenant’s activities in the Premises.

15.2Hazardous Materials. Tenant, Tenant’s affiliates, or Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants (individually, a “Tenant Party” and collectively, “Tenant’s Parties”) shall strictly comply with all applicable Environmental Laws (as defined below) and Applicable Laws pertaining to the transportation, storage, use or disposal of Hazardous Materials (defined below), for all Hazardous Materials generated, produced, brought upon, used, stored, treated or disposed of in or about or on the Building, including obtaining proper permits. Tenant and Tenant’s Parties shall promptly notify Landlord in writing of the violation of any Environmental Law. After the Effective Date, Landlord, any insurance carrier, and any lender that holds a security interest in the Property or this Lease shall have the right, but not the obligation, at its sole cost and expense to inspect, investigate, sample and/or monitor the Premises, including any air, soil, water, groundwater or other sampling, and any other testing, digging, drilling or analyses, at any time to determine whether Tenant is complying with the terms of this Article 15, and in connection therewith, Tenant shall, subject to the Article 14 above, provide Landlord with access to all relevant facilities, records and personnel. In the event Tenant is default of any of the provisions of this Article 15, such tests indicate the presence of any environmental condition (defined below) caused or exacerbated by Tenant or any Tenant Party or arising during Tenant’s or any other Tenant’s Party’s occupancy, or Landlord or any such insurance carrier or lender reasonably believes Tenant may be in default of any of the provisions of this Article 15, Tenant agrees to pay to remediate or clean-up any such default along with the reasonable cost of any such environmental inspection or assessment to the extent that such inspection or assessment pertains to any release, threat of release, contamination, claim of contamination, loss or damage or determination of condition (together, “Environmental Incidents”) in the Premises, other than in connection with Environmental Incidents arising prior to the date Tenant occupies the Premises for the conduct of its business or migrating to the Premises from some other part of the Buildings through no fault, act or omission of Tenant. Except for the above grade tanks approved by Landlord as part of Exhibit G or the Initial Tenant’s Work, Tenant shall not install, operate or maintain any above or below grade tank, sump, pit, pond, lagoon or other storage or treatment vessel or device on the Property without Landlord’s prior written consent which may be withheld in its reasonable discretion. As used herein, the term “Environmental Laws” means all statutes, Applicable Laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders of federal, state and local public authorities pertaining to any of the Hazardous Materials or to environmental compliance, contamination, cleanup or disclosures of any release or threat of release to the environment, of any hazardous or toxic substances, wastes or materials, any pollutants or contaminants which are included under or regulated by any municipal, county, state or federal statutes, Applicable Laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations or orders, including, without limitation, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (signed into law October 17, 1986); M.G.L. c.21C; and oil and hazardous materials as defined in M.G.L. c.21E, as any of the same are from time to time amended, and the rules and regulations promulgated thereunder, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, and all other federal, state and local statutes, Applicable Laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders regulating the generation, storage, containment or disposal of any Hazardous Materials, including but not limited to those relating to lead paint, radon gas, asbestos, storage and disposal of oil and hazardous wastes, substances and materials, and underground and above-ground oil storage tanks; and any amendments, modifications or supplements of any of the foregoing. The term “Hazardous Materials” means and includes any substance, hazardous waste, environmental substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including without limitation any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials which are mentioned under or regulated by any Environmental Law; and the regulations adopted under these acts, and including any other products or materials subsequently found by an authority of competent jurisdiction to have adverse effects on the environment or the health and safety of persons. As defined in Environmental Laws, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom. Tenant shall neither create or suffer to exist, nor permit any Tenant Party to create or suffer to exist any lien, security interest or other charge or encumbrance of any kind with respect to the Property, including without limitation, any lien imposed pursuant to Section 107(f) of the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9607(1)) or any similar state statute. The phrase “environmental condition” shall mean any adverse condition relating to any Hazardous Materials or the environment, including surface water, groundwater, drinking water supply, land, surface or subsurface strata or the ambient air and includes air, land and water pollutants, noise, vibration, light and odors. In the event of any such environmental condition, Tenant shall promptly notify both the property manager and the Landlord and Tenant, at its sole cost and expense, shall promptly take any and all steps necessary to rectify the same to the satisfaction of the applicable agencies and Landlord, or shall, at Landlord’s election, reimburse Landlord, upon demand, for the cost to Landlord of performing work. The reimbursement shall be paid to Landlord in advance of Landlord’s performing such work, based upon Landlord’s reasonable estimate of the cost thereof; and upon completion of such work by Landlord, Tenant shall pay to Landlord any shortfall promptly after receipt of Landlord’s bills therefor or Landlord shall promptly refund to Tenant any excess deposit, as the case may be. Tenant’s obligations under this Section 15.2 shall survive the expiration or termination of this Lease. If Tenant or Tenant's Parties caused the release of any Hazardous Materials on, under, from or about the Premises in violation of Environmental Laws, then Landlord may require Tenant, at Tenant's sole cost and expense, to conduct monitoring activities on or about the Premises reasonably satisfactory to Landlord concerning such release of Hazardous Materials on, under, from or about the Premises.
15.3Indemnification. If Tenant’s or a Tenant Party’s failure to act, activities (including, but not limited to, transportation, storage, use, or disposal of Hazardous Materials), or breach of Section 15 (and Sections 5 and 6 of Exhibit J if applicable) on the Property results in the contamination of the Premises, soil, or surface or ground water or loss or damage to person(s) or property, Tenant agrees to: (a) notify Landlord immediately of any release, threat of release, contamination, claim of contamination, loss or damage; (b) after consultation with Landlord, clean up the release, threat of release, or contamination in full compliance with all applicable statutes, regulations and standards; and (c) indemnify, defend and hold Landlord, ground landlord, if any, and the Indemnitees harmless from and against any claims, suits, causes of action, costs and fees, including attorneys’ fees and costs, arising from or connected with any such release, threat of release, contamination, claim of contamination, loss or damage. In the event of such contamination, Tenant agrees to cooperate fully with Landlord and provide such documents, affidavits and information as may be requested by Landlord (1) to comply with any Environmental Law or Applicable Laws, (2) to comply with the reasonable request of any lender, purchaser or tenant, and/or (3) for any other reasonable reason deemed necessary by Landlord. Tenant shall notify Landlord promptly in the event of any spill or other release of any Hazardous Materials at, in, on, under or about the Premises which is required to be reported to a governmental authority under any Environmental Law or Applicable Laws, shall promptly forward to Landlord copies of any notices received by Tenant relating to alleged violations of any Environmental Law or Applicable Laws and shall promptly pay when due any fine or assessment against Landlord, Tenant, or the Premises relating to any violation during the Term of any Environmental Law or Applicable Laws by Tenant, its employees, agents, independent contractors, or invitees or with respect to the Premises or Property. If any governmental authority files a lien against the Premises due to any act or omission, intentional or unintentional, of Tenant or any Tenant Party resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Materials, Tenant shall, within thirty (30) days from the date that Tenant is first given notice of such lien (or within such shorter period of time as may be specified by Landlord if such governmental authority takes steps to cause the Premises to be sold pursuant to such lien) either (A) pay the claim and remove the lien or (B) furnish a cash deposit, bond or such other security as is satisfactory in all respects to Landlord and sufficient to discharge the lien completely. Landlord reserves the right to retain counsel for its defense, in which case Tenant shall be responsible for the cost of such defense. This indemnity shall include, without limitation, any Losses arising from or in connection with (i) the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, (ii) the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease, (iii) lost profits, consequential damages, the cost of demolition or rebuilding any improvements on real property, interest, penalties and damages arising from claims brought by or on behalf of employees of Tenant (with respect to which Tenant waives any right to raise as a defense against Landlord any immunity to which it may be entitled under any industrial or worker’s compensation laws), (iv) fees, costs or expenses incurred for the services of attorneys, consultants, contractors, experts, laboratories, and all other costs incurred in connection with the investigation or remediation of such Hazardous Materials or violation of such Environmental Laws, and (v) diminution in the fair market value of the Property including without limitation any reduction in fair market rental value or life expectancy of the Property or the improvements located thereon or the restriction on the use of or adverse impact on the marketing of the Property or any portion thereof. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or termination of this Lease. Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws and Applicable Laws, shall excuse Tenant from Tenant’s obligation of indemnification pursuant hereto. Tenant’s obligations under this Section 15.3 shall survive the expiration or termination of this Lease.
15.4Surrender. In the ninety (90) days prior to the expiration or termination of the Lease, Tenant, at its sole cost and expense, shall have an environmental assessment and decommissioning survey of the Property performed by an independent, certified third party, reasonably approved by Landlord. Such assessment and survey shall comply with the American National Standards Institute’s Laboratory Decommissioning Guidelines (ANSI/AIHA Z9.11-2008 or any successor standards published by ANSI) or any successor organization (if ANSI and its successors no long exist). During such time period, Tenant shall represent to Landlord in writing that, to the best of Tenant's knowledge, no Hazardous Materials exist on, under or about the Premises as a result of any acts or (where action is required by Tenant under this Lease) omissions of Tenant or its agents, employees or contractors, other than as specifically identified to Landlord by Tenant in writing. Tenant shall perform, at its sole cost and expense, any clean-up or remedial work recommended by said independent, certified third party performing such assessment and survey which is necessary to remove, mitigate or remediate any Hazardous Materials and/or contamination of the Property caused by the acts or omissions of Tenant or any Tenant Parties. Tenant’s obligations under this Section 15.4 shall survive the expiration or termination of this Lease.
15.5Health and Safety Disclosure. California law requires Landlords to disclose to Tenants the existence of certain Hazardous Materials. Hazardous Material includes any hazard or toxic substance, material, or waste at any concentration that is or becomes regulated by the United

States, the State of California, or any local governmental authority having jurisdiction over the Building. Gasoline and other automotive fluids are found in the parking areas adjacent to the Building and may, under some circumstances, be found within the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building may be found in certain areas of the Building. Building occupants may use products which contain Hazardous Materials. Certain adhesives, paints and other construction materials and finishes used in portions of the Building may contain Hazardous Materials. Although smoking is prohibited in the Building, there may, from time to time, be tobacco smoke exposure in the Building.
15.6Pre-Existing Conditions. Landlord agrees that Tenant shall not be liable for any Losses (and such Losses shall not be included in Operating Expenses) incurred in connection with any environmental condition that existed at the Premises prior to the Commencement Date not caused or exacerbated by Tenant or Tenant’s Parties, the costs of which shall be borne solely by Landlord.
16.DAMAGE AND DESTRUCTION. If at any time during the Term all or a portion of the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within sixty (60) days after Landlord becomes aware of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises. If the restoration time is estimated to exceed nine (9) months from the issuance of all permits, subject to extensions for Force Majeure (up to a maximum of 120 days of such Force Majeure extensions), Landlord may elect to terminate this Lease and if such restoration period is greater than twelve (12) months from the issuance of all permits, then Tenant may, as its sole remedy, terminate this Lease on or before thirty (30) days after receipt of Landlord’s notice describing the estimated restoration time that is greater than twelve (12) months. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the fire or other casualty shall have the right to terminate this lease if: (1) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt or ground lease, or (2) a material uninsured loss to the Premises occurs. If neither party either elects to terminate this Lease as provided above or if neither party has the right to terminate this Lease as provided above, then, subject to receipt of sufficient insurance proceeds, Landlord shall promptly commence to restore the Premises, subject to delays arising from the collection of insurance proceeds or from Force Majeure events. During such restoration, Landlord shall endeavor to consult with Tenant’s specialists and consultants to ensure that such improvements are restored to be suitable for Tenant’s use; provided, however, Landlord shall be entitled to reject any changes requested by Tenant’s specialists and consultants to Landlord’s planned improvements to the extent such changes are unreasonable or incur costs that exceed the insurance proceeds received by Landlord for such restoration improvements and Landlord shall have the right to reject, in Landlord’s sole, absolute, and unfettered discretion, any such changes that do incur costs that exceed the insurance proceeds received by Landlord. Such restoration shall be to substantially the same condition that existed prior to the fire or other casualty, except for modifications required by Applicable Laws. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant insurance with respect to any Alterations, provided if the estimated cost to repair such Alterations exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Alterations. Notwithstanding the foregoing, if this Lease is terminated pursuant to the provisions of this Section 16, the total amount that Tenant is required to assign or pay to Landlord under this sentence shall not exceed the cost of restoring the Alterations to a Building-standard configuration and condition, as reasonably determined by Landlord and Landlord shall promptly return to Tenant the amount, if any, by which the sum of such insurance proceeds plus any such additional excess costs paid to Landlord by Tenant on an estimated basis exceeds the actual cost of such restoration. Landlord agrees that one hundred percent (100%) of the property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Alterations which are assigned or endorsed over to Landlord (or to any party designated by Landlord) and any excess costs of repairs paid by Tenant to Landlord, as required pursuant to this Section, shall be used by Landlord to restore the Alterations. In no event shall Landlord be required to spend more for the restoration of the Premises than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the fire or other casualty, or the repair thereof. If this Lease is not terminated by Landlord or Tenant in accordance with this Section, Tenant shall be responsible for and shall pay to Landlord Tenant’s Share of any deductible or retention amount payable under the property insurance for the Building following any such casualty. Tenant at Tenant’s expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than three (3) months to repair such damage. Provided no Event of Default by Tenant has occurred, Base Rent and Tenant’s Share of Operating Expenses and Real Property Taxes shall be abated for the period of repair and restoration commencing on the date of such casualty event in the proportion which the area of the Premises, if any, which is untenantable bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided herein, Tenant waives any right to terminate this Lease by reason of damage or casualty loss. Tenant agrees that the terms of this Section 16 shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law. If Landlord does not substantially complete the repairs caused by the casualty which Landlord is required to make pursuant to this Section 16 (the “Landlord Repairs”) by the Outside Restoration Date (defined below), Tenant may terminate this Lease by notifying Landlord within fifteen (15) days after the Outside Restoration Date and before the substantial completion of the Landlord Repairs. As used herein, “Outside Restoration Date” means the date occurring two (2) months after the later of (a) the expiration of the time set forth in Landlord’s estimate described in the first sentence of this Section 16, or (b) the date occurring two hundred seventy (270) days after the commencement of the Landlord Repairs; provided, however, that the Outside Restoration Date shall be extended to the extent of (i) any delay caused by the insurance adjustment process, (ii) any delay caused by Tenant or any party claiming by, through or under Tenant, and (iii) any other delay caused by events of Force Majeure. Notwithstanding the foregoing, if Landlord determines in good faith that it will be unable to substantially complete the Landlord Repairs by the Outside Restoration Date, Landlord may cease its performance of the Landlord Repairs and provide Tenant with notice (the “Restoration Date Extension Notice”) stating such inability and identifying the date on which Landlord reasonably believes such substantial completion will occur, in which event Tenant may terminate this Lease by notifying Landlord within five (5) business days after receiving the Restoration Date Extension Notice. If Tenant does not terminate this Lease within such five (5) business day period, the Outside Restoration Date shall be automatically amended to be the date identified in the Restoration Date Extension Notice.
17.CONDEMNATION. If any part of the Building should be taken for any public or quasipublic use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would substantially interfere with or impair Landlord’s ownership or operation of the Property and/or the Project (as reasonably determined by Landlord), then upon written notice by Landlord this Lease shall terminate and Base Rent and Tenant’s Share of Operating Expenses and Real Property Taxes shall be apportioned as of said date. If part of the Building shall be Taken and such condemnation does not substantially interfere with or impair Landlord’s ownership or operation of the Property and/or the Project, and this Lease is not terminated as provided above, the Base Rent and Tenant’s Share of Operating Expenses and Real Property Taxes payable hereunder during the unexpired Term shall be reduced based upon the reduced square footage of the Premises. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for alterations and tenant improvements paid for by Tenant, the value of Tenant’s leasehold estate, moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant agrees that the terms of this Section 17 shall govern any Taking and shall accordingly supersede any contrary statute or rule of law.
18.DEFAULT.
18.1Event of Default. The occurrence of any of the following events shall, at Landlord’s option, constitute an “Event of Default”:
18.1.1Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of three (3) business days after written notice to Tenant.
18.1.2Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (1) make a general assignment for the benefit of creditors; (2) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively, a “proceeding for relief”); (3) become the subject of any proceeding for relief which is not dismissed within sixty (60) days of its filing or entry; or (4) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).
18.1.3Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease.
18.1.4Tenant shall not occupy or shall vacate the Premises whether or not Tenant is in monetary or other default under this Lease; provided, however, that Tenant’s vacating of the Premises shall not constitute an Event of Default if, prior to vacating the Premises, Tenant has made arrangements reasonably acceptable to Landlord to (1) ensure that Tenant’s insurance for the Premises will not be voided or cancelled with respect to the Premises as a result of such vacancy, (2) ensure that the Premises are secured and not subject to vandalism, and (3) ensure that the Premises will be properly maintained after such vacation, including, but not limited to, keeping the heating, ventilation and cooling systems maintenance contracts required by this Lease in full force and effect.
18.1.5There shall occur any assignment, subleasing or other transfer of Tenant’s interest in or with respect to this Lease except as otherwise permitted in this Lease.
18.1.6Tenant breaches a particular provision hereof (other than a provision requiring payment of Rent) on three (3) separate occasions during any twelve (12)-month period, and in such event, Tenant’s subsequent breach of such provision shall be, at Landlord’s option, an incurable Event of Default.
18.1.7Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 18.1, and except as otherwise expressly provided herein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default (or such longer period not to exceed ninety (90) days as may be reasonably required provided that such failure can be cured and Tenant diligently pursues such cure).
18.1.8Tenant or any affiliate of Tenant is in default beyond any notice and cure period under any other provision of the Lease or under any other lease or agreement with Landlord at the Project.
18.2Landlord’s Remedies. Upon any Event of Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive),

the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand:
18.2.1Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and Landlord may recover from Tenant the following: (a) the worth at the time of award of the unpaid Rent which had been earned at the time of such termination; (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; plus (e) at Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by law. As used in subsection (a) and subsection (b) above, the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Law. As used in subsection (c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%. Landlord agrees to use reasonable efforts to mitigate damages, provided that those efforts shall not require Landlord to relet the Premises in preference to any other space in the Building or Project or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Section 19.
18.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due. Landlord agrees to use reasonable efforts to mitigate damages, provided that those efforts shall not require Landlord to relet the Premises in preference to any other space in the Building or Project or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Section 19.
18.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Section 18.2.1 and Section 18.2.2, or any law or other provision hereof), without prior demand or notice except as required by law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
18.2.4Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder. Tenant waives, for Tenant and for all those claiming by, through or under Tenant, California Civil Code Section 3275, California Code of Civil Procedure Sections 1174(c) and 1179, and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

18.2.5If Landlord elects to cure such Event of Default by Tenant, Landlord may, at Landlord’s option, enter into and upon the Premises and correct the same without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom. If any lien is filed and not cured within the fifteen (15) day time period set forth above, then Landlord may take such action as may be necessary to remove such lien. Tenant agrees to pay Landlord an amount equal to [***] of any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, including without limitation, attorney’s fees, together with interest thereon at the Applicable Interest Rate from the date of expenditure.
18.2.6Exercise by Landlord of any one (1) or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that except as provided in Section 18.2.1 and Section 18.2.2 above, such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord’s right to enforce one (1) or more of its rights in connection with any subsequent Event of Default. A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole, absolute and unfettered discretion may determine (including without limitation a term different than the remaining Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting.
18.3Any notice required under this Section 18 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161.
18.4Landlord Default. Landlord shall not be in default hereunder unless it fails to begin within thirty (30) days after written notice from Tenant, or fails to pursue with reasonable diligence thereafter, the cure of any breach by Landlord of its obligations hereunder. Before exercising any remedies for a default by Landlord, Tenant shall give notice and a reasonable time to cure to any Mortgagee of which Tenant has been notified. In the event of a default by Landlord under the Lease, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such default and Tenant may pursue any and all remedies available to it at law or in equity, except as otherwise provided herein.
18.5Notwithstanding any provision set forth in the Lease to the contrary, if (a) Tenant provides prior written notice to Landlord (which notice may be by email to: pmwest@liprop.com; westleaseadmin@liprop.com; leaseadministration@liprop.com; mford@liprop.com; and jfinnigan@liprop.com or any other additional or different parties specified in advance by Landlord as responsible parties) of an emergency event or circumstance (e.g., a leak in the roof) that is causing a material interference to Tenant’s operations and which requires the action of Landlord with respect to repair and/or maintenance (a “Required Action”), (b) Landlord is, in fact, required to perform such repairs and/or maintenance under the terms of the Lease, and (c) Landlord (i) fails to commence such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than twenty-four (24) hours after receipt of such notice (the “Commencement Period”), or (ii) fails to pursue such Required Action after the Commencement Period with reasonable diligence and complete the same with a reasonable time (the “Required Action Period”), then Tenant may proceed to take the required action after delivery of an additional twenty-four (24) hour notice to Landlord and any Mortgagee for which Tenant has been given an address for notices (such second notice given not earlier than the expiration of the first aforesaid twenty-four (24) hour period for commencement of the repair and/or maintenance, or not earlier than the expiration of the Required Action Period, as applicable) specifying that the first twenty-four (24) hour period has expired or the Required Action Period has expired, the specific action required and that Tenant intends to take such Required Action; provided, however, if Tenant reasonably anticipates that a dispute will result under this Section 18.5, Tenant may submit the anticipated dispute to arbitration pursuant to Section 18.6 by written notice given not earlier than ten (10) days after Tenant’s delivery of the first aforesaid notice. Tenant shall be entitled to take any such Required Action only if Landlord’s failure to do so directly, materially and adversely affects Tenant’s use of the Premises. Notwithstanding the foregoing to the contrary, the foregoing requirements to wait for Landlord’s response to the notices shall not apply to the bare minimum amount of temporary remedial work necessary to most immediately address the situation to prevent damage while the foregoing notices and respective twenty-four (24) hour periods are occurring. If Landlord believes that the requested maintenance and/or repair is not required because it is not necessary pursuant to the terms of the Lease, or if Landlord is already taking the Required Action or other action Landlord believes appropriate in the circumstances in accordance with its obligations under the Lease, Landlord shall have the option within said second twenty-four (24) hour period to commence the Required Action or to submit the dispute to arbitration pursuant to Section 18.6 within fifteen (15) days after Tenant’s delivery of the first aforesaid notice. If such action is required under the terms of the Lease to be taken by Landlord and is not commenced or completed (as applicable) by Landlord within such second twenty-four (24) hour period and Landlord has not submitted the dispute to arbitration, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable and necessary, actual out-of-pocket costs and expenses in taking such action (and only such action as specified in the second twenty-four (24) hour notice given to Landlord). Such amounts shall be promptly reimbursed by Landlord on the receipt from Tenant of a detailed invoice setting forth a particularized breakdown of the costs and expenses incurred in connection with the action taken by Tenant. In the event Tenant takes such action, and such work affects the Building systems or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such systems unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings. Further, if Landlord or any Mortgagee does not deliver a detailed written objection to Tenant within thirty (30) days after Landlord’s receipt of an invoice by Tenant of its costs and expenses of taking such action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a particularized breakdown of its costs and expenses incurred in connection with taking such action, then Tenant shall be entitled to deduct from Rent payable by Tenant under the Lease the amount set forth in the invoice. If, however, Landlord or any Mortgagee delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of the Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from rent, but as Tenant’s sole remedy, Tenant may submit the dispute to arbitration pursuant to the procedures set forth in Section 18.6.
18.6Arbitration.
18.6.1The obligation of Landlord and Tenant to submit a dispute to arbitration is limited to disputes arising under Section 18.5. The party desiring arbitration under Section 18.5 shall give written notice thereof to the other specifying the dispute to the arbitrated. Within ten (10) days after the date on which the arbitration procedure is invoked, each party shall appoint an Experienced Arbitrator (as defined below) and notify the other party of the Experienced Arbitrator’s name and address. For purposes of this Section 18.6, an “Experienced Arbitrator” is defined as a licensed lawyer who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of first class commercial industrial properties in Southern California. If any party fails to so appoint an Experienced Arbitrator and notify the other party of such Experienced Arbitrator’s name and address, an Experienced Arbitrator shall be appointed pursuant to the same procedure that is followed when agreement cannot be reached as to the third Experienced Arbitrator. Within ten (10) days after the appointment of the second Experienced Arbitrator and notice to the other party of such Experienced Arbitrator’s name and address, the two (2) Experienced Arbitrators so appointed shall appoint a third Experienced Arbitrator as described above, but who has at no time ever represented or acted on behalf of any of the parties, and shall notify both parties of the third Experienced Arbitrator’s name and address. If the three (3) Experienced Arbitrators to be so appointed are not appointed within thirty (30) days after the date the arbitration procedure is invoked, then the final Experienced Arbitrator shall be appointed as quickly as possible by any court of competent jurisdiction, by any licensing authority, agency or organization having jurisdiction over such lawyers, by any professional association of lawyers in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical membership boundaries of which extend to the County of San Diego or by any arbitration association or organization in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical boundaries of which extend to the County of San Diego. Any such court, authority, agency, association or organization shall be entitled either to directly select such third lawyer or to designate in writing, delivered to each of the parties, an individual who shall do so. The Experienced Arbitrator or Experienced Arbitrators so selected shall furnish Landlord and Tenant with a written decision within thirty (30) days after the date of selection of the last of the Experienced Arbitrators to be so selected. Any decision so submitted shall be signed by a majority of the Experienced Arbitrators. In the event of any subsequent vacancies or inabilities to perform among the Experienced Arbitrators appointed, the Experienced Arbitrator or Experienced Arbitrators involved shall be replaced in accordance with the provisions of this Section 18.6 as if such replacement was an initial appointment to be made under this Section 18.6 within the time constraints set forth in this Section 18.6, measured from the date of notice of such vacancy or inability to the person or persons required to make such appointment, with all the attendant consequences of failure to act timely if such appointment person is a party hereto. In designating Experienced Arbitrators and in deciding the dispute, the Experienced Arbitrators shall utilize their utmost skill and act diligently in accordance with the Commercial Rules of Arbitration then in force of the American Arbitration Association, subject, however, to such limitations as may be placed upon them by the provisions of this Lease.
18.6.2The Experienced Arbitrators appointed pursuant to this Section 18.6 shall (i) enforce and interpret the rights and obligations set forth in Section 18.5 to the extent not prohibited by law, (ii) fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the proceedings before it, including any and all rules of discovery, procedure and/or evidence, and (iii) make and issue any and all orders, final or otherwise, and any and all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue and as it shall consider appropriate in its sole and absolute discretion, including the awarding of money (but shall not award consequential damages to either party and shall not award punitive damages) consistent with the provisions of Section 18.6, and the awarding of reasonable attorneys’ fees and costs (including costs of the arbitration) to the prevailing party as determined by the Experienced Arbitrators in their sole discretion, and the issuance of injunctive relief. If the party against whom the award is issued complies with the award within the time period established by the Experienced Arbitrators, then no event of default will be deemed to have occurred, unless the event of default pertained to the non-payment of money by either party, and such party failed to make such payment under protest.
18.6.3The decision of the Experienced Arbitrators shall be final and binding, may be confirmed and entered by any court of competent jurisdiction at the request of any party and may not be appealed to any court of competent jurisdiction or otherwise except upon a claim of fraud on the part of the Experienced Arbitrators, or on the basis of a mistake as to the applicable law. The Experienced Arbitrators shall retain jurisdiction over any dispute until its award has been implemented, and judgment on any such award may be entered in any court having appropriate jurisdiction. If Tenant prevails in the arbitration, the amount of the Arbitration Award may be deducted by Tenant from the Rent next due and owing under this Lease.
18.6.4Neither party shall be in default hereunder with respect to any provision hereof during the time period commencing as of the initial notice of desire to arbitrate and ending on the date of resolution by the Experienced Arbitrators; provided, however, that during said period each party shall continue to make all payments of money required by this Lease (which payments may be made under protest) and shall otherwise perform all duties and obligations required to be performed by such party under this Lease and, with respect to the issue under arbitration, shall maintain the status quo.

19.ASSIGNMENT AND SUBLETTING.
19.1Tenant shall not assign, sublet, convey, mortgage, license or otherwise transfer (any of the foregoing, a “Transfer”), whether voluntarily or involuntarily or by operation of law, the Premises or any part thereof without Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. A “Transfer” shall be deemed to include, without limitation, any of the following: (i) the merger of Tenant with any other entity or the indirect or direct transfer of any controlling or managing ownership or beneficial interest in Tenant, and (ii) the assignment or transfer of a substantial portion of the assets of Tenant, whether or not located at the Premises. For the avoidance of doubt, Landlord acknowledges that, so long as Landlord is notified of the change in control within thirty (30) days following the effective date of the change in control, the following transfers of ownership interests in Tenant shall not require the consent of the Landlord hereunder: (a) any transfer or sale of the ownership interests in Tenant (whether voting or non-voting): (i) to the spouse(s) and/or children of a shareholder of Tenant or (ii) to any trust, the beneficiary(ies) of which are family members of a shareholder of Tenant, (b) issuance or sale of Tenant’s stock on a recognized securities exchange, or (c) any change in control resulting from a transfer of stock or other ownership interest by reason of bequest or inheritance. If Tenant desires to undertake a Transfer, Tenant shall give Landlord prior written notice thereof with copies of all related documents and agreements associated with the Transfer, including without limitation, the financial statements of any proposed assignee, subtenant or transferee, at least thirty (30) days prior to the anticipated effective date of the Transfer. Tenant shall pay Landlord’s reasonable attorneys’ and financial consultant’s fees incurred in the review of such documentation, not to exceed [***], whether or not a Transfer is consummated or approval is granted. If Landlord fails to notify Tenant in writing of Landlord’s approval or disapproval of any proposed Transfer within fifteen (15) business days of Landlord’s receipt of all required documentation, Landlord shall be deemed to have disapproved such Transfer. If Landlord approves of such Transfer, the parties shall enter into a consent agreement in a form reasonably designated by Landlord, and in the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all of Tenant’s obligations hereunder. Any purported Transfer contrary to the provisions hereof shall be void and constitute an Event of Default. This Lease may not be assigned by operation of law. In the event of an assignment of this Lease or subletting of more than fifty percent (50%) of the rentable square footage of the Premises for more than fifty percent (50%) of the remaining Term (excluding unexercised options), Landlord shall have the right to recapture the portion of the Premises that Tenant is proposing to assign or sublease; provided, however, that in the event Landlord intends to exercise its recapture right, it shall provide Tenant written notice of the same and Tenant shall have five (5) business days to provide notice to Landlord that it is withdrawing its request to assign or sublease the Premises. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. If Tenant receives rent or other consideration for any such Transfer in excess of the Rent, or in the case of a sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, Tenant shall pay Landlord fifty percent (50%) of the difference between each such payment of rent or other consideration and the Rent required hereunder, after Tenant’s recovery of its actual and reasonable attorney’s fees, commercially reasonable concessions it provided as part of such assignment or subletting, brokerage commissions and improvement allowances or improvement costs incurred directly in connection with such assignment or subletting, determined on a straight-line basis. Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment had been made, and in no event shall any assignment or other Transfer release or relieve Tenant from any obligation under this Lease. Tenant shall not collaterally assign, mortgage, pledge, hypothecate or otherwise encumber this

Lease or any of Tenant’s rights hereunder without the prior written consent of Landlord, which consent Landlord may withhold in its sole, absolute, and unfettered discretion.
19.2Notwithstanding anything to the contrary contained in this Section 19, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a Transfer of any right or interest in the Use of all or any part of the Premises.
19.3Permitted Transfers. Tenant may (i) assign this Lease to a successor to Tenant by merger, consolidation, or the purchase of all or substantially all of Tenant’s assets or stock or (ii) assign this Lease to an Affiliate, in each case without Landlord’s consent, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) no Event of Default by Tenant has occurred and is continuing; (b) Tenant must give Landlord written notice at least 15 business days before such Transfer (unless restricted from doing so due to confidentiality constraints, in which instance Tenant shall provide notice as soon thereafter as is permitted); (c) if such Transfer will result from a merger or consolidation of Tenant with another entity which results in a new entity succeeding to Tenant’s interest hereunder (i.e., the Tenant originally named hereunder would no longer be the Tenant under the Lease), or the purchase of all or substantially all of Tenant’s assets by another entity, then the Credit Requirement (defined below) must be satisfied; and (d) in the case of an assignment of this Lease other than pursuant to a merger or consolidation, the assignee must execute and deliver to Landlord, at least ten (10) business days before the assignment a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations hereunder. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. The “Credit Requirement” shall be deemed satisfied if, as of the date immediately succeeding the date of the Permitted Transfer, the Tangible Net Worth (as herein defined) of either (a) the entity with which Tenant is to merge or consolidate in the event of a merger or consolidation, or (b) the entity which is purchasing all or substantially all of Tenant’s assets in the event of a sale of all or substantially all of Tenant’s assets, is, after such transaction, not less than the greater of (1) that of Tenant as of the date immediately preceding the Transfer and (2) that of Tenant on the Effective Date. “Tangible Net Worth” shall be determined by Landlord in its sole discretion and shall mean assets less intangible assets and total liabilities, with intangible assets including nonmaterial benefits such as goodwill, patents, copyrights, and trademarks. Tenant shall deliver to Landlord for review the financial statements of either (a) the entity with which Tenant is to merge or consolidate in the event of a merger or consolidation, or (b) the entity which is purchasing all or substantially all of Tenant’s assets in the event of a sale of all or substantially all of Tenant’s assets, as the case may be, covering such entity’s last two (2) fiscal years before the date of the Permitted Transfer, prepared in accordance with generally accepted accounting principles consistently applied and, if such audited statements are readily available, audited by a nationally recognized public accounting firm acceptable to Landlord (and if such audited statements are not readily available, then certified as being true and accurate by an officer of Tenant), and any other financial information reasonably requested by Landlord (collectively, “Tenant’s Financial Information”). “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party.
20.ESTOPPEL, ATTORNMENT AND SUBORDINATION.
20.1Estoppel. Within fifteen (15) days after written request by Landlord, Tenant shall execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any Event of Defaults and the amount of Rent that is due and payable. In the event Tenant fails to deliver said statement in such time period, then Landlord shall provide Tenant a second written request and five (5) business days to execute and deliver said estoppel certificate. Thereafter, Tenant’s failure to deliver said statement after shall be an Event of Default hereunder and shall be conclusive upon Tenant that (1) this Lease is in full force and effect, without modification except as may be represented by Landlord; (2) there are no uncured Event of Defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (3) no more than one month’s Base Rent has been paid in advance.
20.2Subordination. This Lease shall unconditionally be and at all times remain subject and subordinate to all ground leases, master leases and all mortgages and deeds of trust which now or hereafter affect the Premises, the Property or the Project or Landlord’s interest therein (including any modifications, renewals or extensions thereof and all amendments thereto) (collectively, referred to as a “Mortgage”), all without the necessity of Tenant’s executing further instruments to effect such subordination. The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. If requested, Tenant shall execute and deliver to Landlord within ten (10) days after Landlord’s request whatever documentation that may reasonably be required to further effect the provisions of this paragraph including a Subordination, Nondisturbance and Attornment Agreement (“SNDA”) in the form reasonably required by the applicable Mortgagee. Notwithstanding anything contained in this Lease to the contrary, (1) the obligation for commissions under Section 26.19 shall not be binding on, and will not be enforceable against, any of owner’s Mortgagees, and (2) such commission obligation shall be unconditionally subordinate to the lien of any Mortgage, and any commissions otherwise payable under this Lease shall not be due or payable after an event of default under any such mortgage or other security interest. Notwithstanding anything to the contrary contained in this Section 20.2, the holder of any such Mortgage may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of executing, delivery or recording and in the event such Mortgagee shall have the same rights with respect to this Lease as though this Lease has been executed prior to the executing, delivery and recording of such Mortgage and had been assigned to such Mortgagee. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from Landlord’s then current Mortgagee on such Mortgagee’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee’s commercially reasonable form of subordination, non-disturbance and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord’s failure to obtain a subordination, non-disturbance and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder. Notwithstanding anything contained in Section 20.2 to the contrary, Tenant’s agreement to subordinate this Lease to a future Mortgage shall not be effective unless Landlord has provided Tenant with a commercially reasonable non-disturbance agreement from the future Mortgagee. For purposes of the preceding sentence, a non-disturbance agreement shall not be deemed commercially reasonable unless it provides that: (a) so long as no Event of Default exists, this Lease and Tenant’s right to possession hereunder shall remain in full force and effect; (b) the Mortgagee shall have additional time (not to exceed sixty (60) days after written notice from Tenant) to cure any default of Landlord; and (c) neither the Mortgagee nor any successor in interest shall be (i) bound by (A) any payment of Rent for more than 1 month in advance, or (B) any amendment of this Lease made without the written consent of the Mortgagee or such successor in interest; (ii) liable for (A) the return of any security deposit, letter of credit or other collateral, except to the extent it was received by the Mortgagee, or (B) any act, omission, representation, warranty or default of any prior landlord (including Landlord); or (iii) subject to any offset or defense that Tenant might have against any prior landlord (including Landlord), except those offset rights expressly provided in this Lease.
20.3Attornment. Subject to the non-disturbance provisions set forth in Section 20.2, Tenant hereby agrees that Tenant will recognize as its landlord under this Lease and shall attorn to any person succeeding to the interest of Landlord in respect of the land and the buildings governed by this Lease upon any foreclosure of any Mortgage upon such land or buildings or upon the execution of any deed in lieu of foreclosure in respect to such Mortgage. Tenant shall pay all rental payments required to be made pursuant to the terms of this Lease for the duration of the term of this Lease. Tenant’s attornment shall be effective and self-operative without the execution of any further instrument immediately upon Mortgagee’s succeeding Landlord’s interest in this Lease and giving written notice thereof to Tenant. If requested, Tenant shall execute and deliver an instrument or instruments confirming its attornment as provided for herein; provided, however, that no such Mortgagee or successor- in-interest shall be bound by any payment of Base Rent for more than one (1) month in advance, or any amendment or modification of this Lease made without the express written consent of such Mortgagee where such consent is required under applicable loan documents. Mortgagee shall not be liable for, nor subject to, any offsets or defenses which Tenant may have by reason of any act or omission of Landlord under this Lease, nor for the return of any sums which Tenant may have paid to Landlord under this Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Landlord to Mortgagee. If Mortgagee, by succeeding to the interest of Landlord under this Lease, should become obligated to perform the covenants of Landlord hereunder, then, upon, any further transfer of Landlord’s interest by Mortgagee, all such obligations shall terminate as to Mortgagee.
20.4Mortgagee Protection. Tenant agrees to give any Mortgagee of any Mortgage secured by the Premises, the Property or the Project, by registered or certified mail or nationally recognized overnight delivery service, a copy of any notice of default served upon the Landlord by Tenant concurrently with delivery to Landlord, provided that, prior to such notice, Tenant has been notified in writing (by way of service on Tenant of a copy of assignment of rents and leases or otherwise) of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Mortgagee shall have an additional sixty (60) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such Mortgagee has commenced within such sixty (60) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default). Notwithstanding the foregoing, in no event shall any Mortgagee have any obligation to cure any default of the Landlord.
21.LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE BUILDING, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE BUILDING IF THE BUILDING WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE BUILDING. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY INDEMNITEES. NEITHER LANDLORD NOR ANY INDEMNITEES SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY INDEMNITEES OR MORTGAGEES BE LIABLE TO TENANT FOR LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT

HAS BEEN NOTIFIED HOLD MORTGAGES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WHENEVER LANDLORD TRANSFERS ITS INTEREST, LANDLORD SHALL BE AUTOMATICALLY RELEASED FROM FURTHER PERFORMANCE UNDER THIS LEASE AND FROM ALL FURTHER LIABILITIES AND EXPENSES HEREUNDER AND THE TRANSFEREE OF LANDLORD’S INTEREST SHALL ASSUME ALL LIABILITIES AND OBLIGATIONS OF LANDLORD HEREUNDER FROM THE DATE OF SUCH TRANSFER.
22.INTENTIONALLY OMITTED.
23.HOLDING OVER. If Tenant holds over the Premises or any part thereof after expiration of the Term, such holding over shall be a tenancy at sufferance only, for the entire Premises, subject to the terms and conditions of this Lease, provided that Tenant shall pay monthly Base Rent and Additional Rent (determined on a per month basis without reduction for partial months during the holdover) equal to [***] of the Base Rent and one [***] of the Additional Rent in effect immediately prior to such holding over. This Section shall not be construed as Landlord’s permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Term except as specifically set forth above. If Tenant fails to surrender the Premises upon expiration or earlier termination of this Lease, Tenant shall indemnify and hold Landlord harmless from and against all Losses (including without limitation consequential damages) resulting from or arising out of Tenant’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the expiration or earlier termination of this Lease and any related attorneys’ fees and brokerage commissions.
24.NOTICES. All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1; provided, however, notices sent by Landlord regarding general Building operational matters may be sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.
25.SURRENDER. Upon the expiration or earlier termination of this Lease, Tenant shall repair any damage to and restore the condition of the Premises in accordance with Section 13.2. Tenant shall also remove all of Tenant’s Property and shall repair all damage to the Premises, the Building, the Common Area, Property or the Project caused by the installation or removal of Tenant’s Property. In no event shall Tenant remove from the Building any mechanical or electrical systems, including without limitation, any power wiring or power panels, lighting or lighting fixtures, wall coverings, drapes, blinds or other window coverings, carpets or other floor coverings, heaters, air conditioners or any other heating and air conditioning equipment, fencing or security gates, load levelers, dock lights, dock locks or dock seals, or any wiring or any other aspect of any systems within the Premises, unless Landlord specifically permits or requires (to the extent expressly permitted by Section 13.2 of this Lease) such removal in writing. Tenant shall surrender the Premises, together with all keys and security codes, to Landlord broom clean, in as good a condition as existed after Substantial Completion of the Initial Tenant’s Work, and in the condition described on Exhibit H attached hereto, ordinary wear and tear and damage by fire or casualty excepted. Conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements shall not be deemed “reasonable wear and tear”. If Tenant fails to remove any of Tenant’s Property, or to restore the Premises to the required condition, within 2 days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property and/or perform such restoration of the Premises. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.
26.MISCELLANEOUS.
26.1Entire Agreement. This Lease, Addenda, Exhibits and Schedules set forth all the agreements between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.
26.2Time of Essence; Business Days. Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease. For all purposes herein, a “business day” shall mean Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other industrial buildings in the area where the Building is located.
26.3Attorneys’ Fees; Jury Trial Waiver. In any action or proceeding between the parties, including any appellate or alternative dispute resolution proceeding, the prevailing party may recover from the other party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs. Tenant shall pay all reasonable attorneys’ fees and other fees and costs that Landlord incurs in interpreting or enforcing this Lease or otherwise protecting its rights hereunder (a) where Tenant has failed to pay Rent when due, or (b) in any bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease. THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.
26.4Severability. If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.
26.5Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located, and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state.
26.6No Option. Submission of this Lease to Tenant for examination or negotiation does not constitute an option to lease, offer to lease or a reservation of, or option for, the Premises; and this document shall become effective and binding only upon the execution and delivery hereof by Landlord and Tenant.

26.7Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of Section 19, Tenant.
26.8Third Party Beneficiaries. Nothing herein is intended to create any third party beneficiary.
26.9Memorandum of Lease. Tenant shall not record this Lease or a short form memorandum hereof.
26.10Agency, Partnership or Joint Venture. Nothing contained herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any relationship other than the relationship of landlord and tenant.
26.11Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof or a termination by Landlord shall not work a merger and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.
26.12Headings. Section headings have been inserted solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.
26.13Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation to provide a guard service or other security measures whatsoever.
26.14No Press Release. Any press release or other similar public statement regarding Tenant’s occupancy of the Premises or this Lease shall require the prior written approval of Landlord and Tenant, such approval not to be unreasonably withheld by either party.
26.15Landlord’s Lien/Security Interest. Tenant hereby grants Landlord a security interest, and this Lease constitutes a security agreement, within the meaning of and pursuant to the Uniform Commercial Code of the state in which the Premises are situated as to all of Tenant’s Property (except merchandise sold in the ordinary course of business) as security for all of Tenant’s obligations hereunder, including, without limitation, the obligation to pay rent. Notwithstanding the foregoing, Landlord agrees that it will subordinate its security interest and landlord's lien to the security interest of Tenant's supplier or institutional financial source subject to the terms and conditions contained in a separate written document.
26.16Signage. All signs and graphics of every kind visible in or from public view or corridors, the Common Areas or the exterior of the Premises (whether located inside or outside of the Premises) including, without limitation, Tenant’s Signage, shall be subject to Landlord’s prior written approval (not to be unreasonably withheld, conditioned, or delayed) and shall be subject to the CC&Rs and any applicable governmental laws, ordinances, and regulations and in compliance with Landlord’s signage program (if any). The installation of any sign on the Premises by or for Tenant shall be subject to the provisions of Section 13 (Alterations). Tenant, at Tenant’s sole cost and expense, shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises; and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal. So long as Tenant leases all of the rentable square footage of the Building, Tenant, at its sole cost and expense, shall be entitled to install and maintain the following signage (collectively, the “Tenant’s Signage”): (i) one (1) exclusive Building-top signage identifying Tenant's name or logo located at the top of the Building; (ii) any “eyebrow” signage located at the main entrance of the Building; and (iii) one (1) strip on the existing a monument sign located at the Building. Tenant’s Signage rights shall terminate and be of no further force or effect in the event that Tenant does not install Tenant’s Signage within twelve (12) months after the Commencement Date. The rights contained in this Section 26.16 shall be personal to the Tenant named originally in this Lease (the “Original Tenant”), and may only be exercised and maintained by such party or any Affiliate (and not any assignee, sublessee or other transferee of the Original Tenant's interest in this Lease). To the extent Tenant desires to change the name and/or logo set forth on Tenant's Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, which would otherwise reasonably offend a landlord of comparable buildings or projects, or is in violation of signage rights previously granted to other tenants of the Building or the Project. Should Tenant's Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth above) shall cause such repairs and/or maintenance to be performed within fifteen (15) business days after receipt of such notice from Landlord, at Tenant's sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than fifteen (15) business days to perform, Tenant shall commence such repairs and/or maintenance within such fifteen (15) business day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the cost of such work.
26.17Waiver. No waiver of any default or breach hereunder shall be implied from any omission to take action on account thereof, notwithstanding any custom and practice or course of dealing. No waiver by either party of any provision under this Lease shall be effective unless in writing and signed by such party. No waiver shall affect any default other than the default specified in the waiver and then such waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant shall not be construed as a waiver of any subsequent breach of the same.
26.18Financial Statements. Tenant shall provide, and cause each Guarantor, if applicable, to provide to any Mortgagee, any purchaser of the Building, the Property and/or the Project or Landlord, within ten (10) business days after request, a current, accurate, audited (if Tenant is no longer a public company) financial statement for Tenant and Tenant’s business (and Guarantor and Guarantor’s business, if applicable) and financial statements for Tenant and Tenant’s business (and Guarantor and Guarantor’s business, if applicable) for each of the two (2) years prior to the current financial statement year prepared under generally accepted accounting principles consistently applied and certified by an officer of the Tenant (or Guarantor, if applicable) as being true and correct. Tenant shall also provide, and cause each Guarantor, if applicable, to provide, within said ten (10)-day period such other financial information or tax returns as may be reasonably required by Landlord, any purchaser of the Building, the Property and/or the Project or any Mortgagee of either. Tenant hereby authorizes Landlord, and shall cause each Guarantor, if applicable, to authorize Landlord to obtain one (1) or more credit reports on Tenant (and Guarantor, if applicable) at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report. Notwithstanding anything to the contrary set forth above, if Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 26.18 shall not apply.
26.19Brokers. Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker, agent or finder in connection with this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, agents or finders other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, agents or finders, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Tenant acknowledges that any affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant. Landlord agrees to pay a brokerage commission to Tenant’s Broker in accordance with the terms of a separate written commission agreement to be entered into between Landlord and Tenant’s Broker.
26.20Authorization. If Tenant signs as a corporation, partnership, limited liability company, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Premises is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a Secretary’s certificate, in a form reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.
26.21Joint and Several. If Tenant consists of more than one person, the obligation of all such persons shall be joint and several. In such event, requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities, and notices to any one person or entity shall be deemed to have been given to all persons and entities.
26.22Covenants and Conditions. Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.
26.23Consents. Except as otherwise provided elsewhere in this Lease, Landlord’s actual reasonable costs and expenses (including, but not limited to, architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Tenant for any Landlord consent, including but not limited to, consents to an assignment, a subletting or the presence or use of a Hazardous Material, shall be paid by Tenant upon receipt of an invoice and supporting documentation therefor.
26.24Force Majeure. “Force Majeure” as used in this Lease means delays resulting from causes beyond the reasonable control of Landlord or Tenant, including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any private party or governmental agency having jurisdiction over any portion of the Property or the Project, over the construction anticipated to occur thereon or over any uses thereof, or by delays in inspections or in issuing approvals by private parties or permits by governmental agencies, or by fire, flood, inclement weather, strikes, pandemics, lockouts or other labor or industrial disturbance, failure or inability to secure materials, supplies or labor through ordinary sources, earthquake, or other natural disaster, or any cause whatsoever beyond the reasonable control (excluding financial inability) of the Landlord or Tenant, or any of its contractors or other representatives, whether or not similar to any of the causes hereinabove stated. If either party is prevented from or delayed in performing any of its obligations hereunder as a result of Force Majeure such obligation shall be excused during the period of such prevention or delay, and if this Lease specifies a time period for the performance of such obligation, such time period shall be extended by the period of such prevention or delay. The foregoing shall not excuse or delay any obligation to pay any amounts due hereunder.
26.25OFAC. Tenant hereby represents, warrants and certifies that: (i) neither it nor its officers, directors, or controlling owners is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, “Specifically Designated National or Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“SDN”); (ii) neither it nor its officers, directors or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; and (iii) neither it nor its officers, directors or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, (Public Law 107-56), the Bank Secrecy Act, the Money Laundering Control Act or any regulations promulgated pursuant thereto. If the foregoing representations are untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant. The provisions of this Paragraph shall survive the expiration or earlier termination of this Lease.
26.26Roof Use by Landlord. Landlord shall not use or perform any work on the surface of the roof in any manner which materially interferes with Tenant’s use of the Premises except as may be required by Applicable Law or to repair or replace the HVAC System. In such event, Landlord shall provide Tenant at least two (2) days’ prior notice to Tenant before performing any such work.
26.27Guarantors. The Guarantors, if any, shall each execute a full payment and performance guaranty in a form provided by Landlord. It shall constitute an Event of Default of the Tenant if any Guarantor fails or refuses, upon request to provide: (1) evidence of the execution and continued enforceability of the guaranty, including the authority of the party signing on Guarantor’s behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (2) current financial statements, (3) an estoppel certificate, or (4) written confirmation that the guaranty is still in effect as a valid binding obligation.
26.28Parking. Unless otherwise directed by Landlord and subject to Tenant’s use of any parking spaces for the Initial Tenant’s Work (in which case the number of parking spaces Landlord is required to provide Tenant shall be reduced by the number of parking spaces so used by Tenant), Tenant shall have the right to park in not more than two hundred forty-eight (248) nonreserved parking spaces common with other tenants of the Project in those areas designated by Landlord for nonreserved parking; provided, however, Tenant may designate up to ten (10) of those nonreserved parking space to be used as exclusive parking spaces by Tenant and Tenant’s invitees in a location that is mutually agreeable to both Landlord and Tenant. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord may, but is not obligated to, designate exclusive parking spaces for other tenants of the Project in the Property and/or Project if Landlord reasonably determines that such designation is necessary. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, but shall use reasonable efforts to ensure Tenant has access to at least the allocated parking set forth above, and in the event such parking allocation is not available to Tenant, Landlord must provide alternative parking within reasonable proximity to the Premises. The parking spaces shall be used for parking by vehicles no larger than full-size passenger automobiles, SUV’s or pick-up trucks (“Permitted Size Vehicles”). Vehicles other than Permitted Size Vehicles shall be parked and loaded or unloaded as directed by Landlord. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described in this Section, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord. No vehicle or equipment of any kind shall be dismantled or repaired or serviced on the Common Area.
26.29Common Area. Tenant may, subject to any CC&Rs and any Rules or Regulations, use the following areas of the Project (the “Common Area”) in common with Landlord and tenants or lawful users of the Project: refuse facilities, landscaped areas, roads, driveways necessary for access to the Premises, parking spaces, sidewalks, retention basins and other common facilities designated by Landlord from time to time for the common use of all tenants and owners of the Project. Landlord shall not be responsible for non-compliance by any other tenant or occupant of the Project with, or Landlord’s failure to enforce, any of the Rules or Regulations or CC&Rs or any other terms or provisions of such tenant’s or occupant’s lease. Tenant shall promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or hereafter constituted. Under no circumstances shall the right herein granted to use the Common Area be deemed to include the right to store any property, temporarily or permanently, in the Common Area. In the event that any unauthorized storage shall occur, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord. Landlord may change the shape and size of the Common Areas, including the addition of, elimination of or change to any improvements located in the Common Areas, so long as such change does not materially adversely affect Tenant’s ability to use the Premises for the Permitted Use, access or available parking. Subject to the terms of this Lease and the foregoing portions of this Section 26.29, Landlord shall maintain and operate the Common Areas in a manner consistent with other first class industrial properties within the vicinity of the Property.
26.30Counterparts. This Lease may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of the Lease shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of the Lease by email transmission shall in all events deliver to the other party an original signature promptly upon request.
26.31Light and Air. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease.
26.32Auctions. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Common Areas without first having obtained Landlord’s prior written consent, which Landlord may withhold in its sole, absolute, and unfettered discretion. Notwithstanding anything to the contrary in this Lease, Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to grant such consent.
26.33Unrelated Business Income. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.
26.34Waiver of Redemption of Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises or Property after any termination of this Lease.
26.35Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and, subject to Section 18.5, Tenant agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
26.36Confidentiality. Tenant and Landlord acknowledge that the content of this Lease and any related documents are confidential information. Tenant and Landlord shall keep such confidential information confidential and shall not disclose such confidential information to any person or entity other than such party’s lenders, potential lenders, transferees, potential transferees, financial, legal and space planning consultants and other parties required to know such information on a need to know basis.

Notwithstanding the foregoing, Landlord and Tenant may disclose the terms of this Lease pursuant to the requirements of any law or regulation, including, but not limited, as may be required in connection with any filings required to made with the U.S. Securities and Exchange Commission, or by the disclosure policies of a major stock exchange, provided that Tenant (i) uses reasonable efforts to inform Landlord prior to making any such disclosure or filing, and (ii) requests confidential treatment of such information (or portions thereof) as reasonably determined in the opinion of Landlord’s or Tenant’s respective counsel.
26.37Waiver of Statutory Provisions. Each party waives California Civil Code Sections 1932(2), 1933(4) and 1945. Tenant waives (a) any rights under (i) California Civil Code Sections 1932(1), 1941, 1942, 1950.7 or any similar Law, or (ii) California Code of Civil Procedure Sections 1263.260 or 1265.130; and (b) any right to terminate this Lease under California Civil Code Section 1995.310.
26.38Energy Usage. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Property, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption at the Building that Landlord may request.
[Signature Page Follows]

Landlord and Tenant have executed this Lease in two or more counterparts as of the Effective Date.

LANDLORD:

Icon Owner Pool 1 West/Southwest, LLC, a Delaware limited liability company By: ______/s/ Ryan Ingle______________ Name: _________ Ryan Ingle_____________ Title: ___Managing Director_____________

TENANT:

GenMark Diagnostics, Inc., a Delaware corporation By: ____/s/ Scott Mendel _____________ Name: ______Scott Mendel______________ Title: ______CEO_____________________

EXHIBIT A
OUTLINE AND LOCATION OF PREMISES
[See attached]

Exhibit A

EXHIBIT B
WORK LETTER
[See attached]

Exhibit A

EXHIBIT C
PROHIBITED USE

[See attached]

Exhibit C

EXHIBIT D
RULES AND REGULATIONS

[See attached]

Exhibit D

EXHIBIT E
CONFIRMATION LETTER
[See attached]

Exhibit E

EXHIBIT F
REQUIREMENTS FOR IMPROVEMENTS OR ALTERATIONS BY TENANT
[See attached]

Exhibit F

ATTACHMENT 1 TO EXHIBIT F
ITEMS TO BE FURNISHED TO LANDLORD FOR EACH WORK OF IMPROVEMENT

[See attached]

Attachment 1 to Exhibit F

EXHIBIT G
HAZARDOUS MATERIALS SURVEY FORM

[See attached]

Attachment 1 to Exhibit F

EXHIBIT H
MOVE OUT CONDITIONS

[See attached]

Exhibit H

EXHIBIT I
MINIMUM SERVICE CONTRACT REQUIREMENTS

[See attached]

Exhibit I

EXHIBIT J
ADDITIONAL PROVISIONS
This Exhibit is attached to and made a part of the Single Tenant Industrial Triple Net Lease (the “Lease”) by and between Icon Owner Pool 1 West/Southwest, LLC, a Delaware limited liability company (“Landlord”) and GenMark Diagnostics, Inc., a Delaware corporation (“Tenant”), for the Building located at [***], Carlsbad, California. Capitalized terms used but not defined herein shall have the meanings given in the Lease.
1.Extension Option.
1.1Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Extension Option”) for two (2) additional periods of five (5) years commencing on the day following the Termination Date of the Term and ending on the fifth anniversary of the Termination Date (the “Extension Term”), if:
1.1.1Landlord receives irrevocable and unconditional written notice of exercise (“Extension Notice”) not less than twelve (12) full calendar months prior to the expiration of the Term and not more than eighteen (18) full calendar months prior to the expiration of the Term; and
1.1.2No Event of Default by Tenant beyond any applicable cure periods has occurred as of the date that Tenant delivers its Extension Notice; and
1.1.3No more than 30% of the Premises is sublet (except to Tenant’s Affiliates, which shall not count toward the foregoing 30% cap) at the time that Tenant delivers its Extension Notice; and
1.1.4The Lease has not been assigned (except pursuant to an assignment not requiring Landlord’s consent under the Lease [a “Permitted Transfer”]) prior to the date that Tenant delivers its Extension Notice.
1.2Terms Applicable to Premises During Extension Term.
1.2.1The initial Base Rent rate per rentable square foot for the Premises during the Extension Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Extension Term shall increase, if at all, in accordance with the increases assumed in the determination of the Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of the Lease.
1.2.2Tenant shall pay Additional Rent (i.e. Real Property Taxes and Operating Expenses) for the Premises during the Extension Term in accordance with the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s Share of Real Property Taxes and Operating Expenses applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Extension Term.
1.3Definition of Prevailing Market. For purposes hereof, “Prevailing Market” shall mean the arm’s length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Building, a use comparable to Tenant’s Permitted Use, and industrial buildings comparable to the Building in the central and northern portions of the County of San Diego, California area. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs and other concessions, the term for such lease, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than 5 years or more than 7 years, or (ii) the space is encumbered by the option rights of another tenant. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

Exhibit J

1.4Effect of Failure to Give Notice; Arbitration Procedure. Tenant shall exercise the Extension Option by giving the Landlord the Extension Notice. If Tenant fails to give the Extension Notice to Landlord within the time period described above, then the Extension Option shall be null and void and of no further force or effect. Within thirty (30) days of receiving Tenant’s Extension Notice, Landlord shall give Tenant notice of Landlord’s determination of the applicable Base Rent rate for the Extension Term (the “Landlord’s Determination Notice”). If Tenant disagrees with Landlord’s determination of the applicable Base Rent rate, Landlord and Tenant shall attempt to agree on the applicable Base Rent rate. If the parties do not so agree on the applicable Base Rent rate within thirty (30) days of the date of Landlord’s Determination Notice, Landlord and Tenant shall submit the determination of the Prevailing Market rate (for purposes of determining the applicable Base Rent rate) to binding arbitration unless the parties otherwise mutually agree in their respective sole discretion. In such event, Landlord and Tenant shall attempt to agree on an arbitrator within ten (10) days after the expiration of such thirty (30) day period. If they fail, after good faith efforts, to agree on an arbitrator within such ten (10) day period, Landlord and Tenant shall each appoint a reputable commercial leasing broker as arbitrator, each of whom shall have at least ten (10) years’ active and current experience in the commercial real estate industry and the central and northern portions of the County of San Diego, California leasing market with working knowledge of current rental rates and leasing practices related to buildings similar to the Building. Such an appointment shall be signified in writing by each party to the other. If either party shall fail to appoint an arbitrator within a period of ten (10) days after written notice from the other party to make such appointment, the sole arbitrator appointed shall make the determination of the Prevailing Market rate in the same manner provided below as though it were the third arbitrator. If both parties appoint an arbitrator, the arbitrators so appointed shall appoint a third arbitrator, who is a reputable commercial leasing broker and has at least ten (10) years’ active and current experience in the commercial real estate industry and in the central and northern portions of the County of San Diego, California area leasing market with working knowledge of current rental rates and leasing practices related to buildings similar to the Building, within ten (10) days after the appointment of the second arbitrator. Each of Landlord and Tenant shall furnish each of the three arbitrators with a copy of their respective final determination of the Prevailing Market rate. The third arbitrator shall proceed with all reasonable dispatch to determine whether Landlord’s final determination of Prevailing Market rate or Tenant’s final determination of Prevailing Market rate, most closely reflects the Prevailing Market rate and in no event shall the arbitrator have the right (i) to average the final determination of Prevailing Market rate of Landlord and Tenant or (ii) to choose another rate. The decision of such third arbitrator shall in any event be rendered within thirty (30) days after his/her appointment, or within such other period as the parties shall agree, and such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (or its successor) and Applicable Laws and this Section, which shall govern to the extent of any conflict between this Section and the rules of the American Arbitration Association, and the decision of the third arbitrator shall be reviewable only to the extent provided by the rules of the American Arbitration Association and shall otherwise be binding, final and conclusive on the parties. Each party shall pay the fees of the arbitrator it chose and the fees of its counsel and the losing party shall pay for the fees of the third arbitrator and the reasonable and necessary expenses incident to the proceedings; provided however, if a party fails to appoint an arbitrator, the fees of the sole arbitrator shall be split between the two parties equally.
1.5Extension Amendment. If Tenant is entitled to and validly exercises its Extension Option, Landlord shall prepare an amendment (the “Extension Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Extension Amendment shall be (i) sent to Tenant within a reasonable time after determination of the Prevailing Market rate, and (ii) executed by Tenant and returned to Landlord within fifteen (15) days after the Extension Amendment is delivered to Tenant by Landlord. Notwithstanding the foregoing, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.
1.6Time of the Essence. Time is of the essence with respect to all of the time periods set forth in this Section 1.
1.7Personal to Tenant. Notwithstanding anything herein to the contrary, Tenant’s Extension Option is personal to Tenant and in no event shall such Extension Option be assignable (except pursuant to an assignee of a Permitted Transfer).
2.Right of First Refusal.

Exhibit J

2.1Grant of Option; Conditions. Tenant shall have an ongoing right of first refusal (the “Right of First Refusal”) with respect to the buildings located at either [***], Carlsbad, California and [***], Carlsbad, California (the “Refusal Space”). Tenant’s Right of First Refusal shall be exercised as follows: when Landlord has a prospective tenant, other than the existing tenant in the Refusal Space, (the “Prospect”) interested in leasing all or a portion of the Refusal Space, Landlord shall advise Tenant (the “Advice”) of the financial terms and other material terms, including the tenant improvement allowance being offered to the prospective tenant, under which Landlord is prepared to lease the Refusal Space to such Prospect, which shall include a copy of any written offer received from the Prospect (to the extent such an offer exists), and Tenant may lease the Refusal Space, under such terms, by providing Landlord with written notice of exercise (the “Notice of Exercise”) within ten (10) days after the date of the Advice, which Notice of Exercise shall include a representation and warranty from Tenant to Landlord that the Refusal Space is intended for the exclusive use of Tenant during the Term. Notwithstanding the foregoing, Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an Advice if:
2.1.1An Event of Default by Tenant has occurred under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or
2.1.2the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver the Advice; or
2.1.3the Lease has been assigned prior to the date Landlord would otherwise deliver the Advice, except pursuant to a Permitted Transfer; or
2.1.4Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or
2.1.5the Refusal Space is not intended for the exclusive use of Tenant during the Term; or
2.1.6the existing tenant or occupant in the Refusal Space is interested in extending or renewing its lease for the Refusal Space or entering into a new lease for such Refusal Space or any other person or entity having any pre-existing rights in the Refusal Space is interested in entering into a new lease for the Refusal Space.
2.2Terms for Refusal Space.
2.2.1The term for the Refusal Space shall commence upon the commencement date stated in the Advice and thereupon such Refusal Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the termination date set forth in the Advice, shall govern Tenant’s leasing of the Refusal Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Refusal Space. Tenant shall pay Base Rent and Additional Rent and be provided the tenant improvement allowance for the Refusal Space in accordance with the terms and conditions of the Advice.
2.2.2The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its as is condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, unless the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space. If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Refusal Space shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party.
2.3Termination of Right of First Refusal. The rights of Tenant hereunder with respect to the applicable offered Refusal Space shall terminate on the earlier to occur of (i) eighteen (18) months prior to the then current Termination Date; (ii) Tenant’s failure to exercise its Right of First Refusal within the ten (10) day period provided in Section 2.1 above (solely with respect to the lease contemplated by the applicable Advice); and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section 2.1

Exhibit J

above (solely with respect to the lease contemplated by the applicable Advice). Landlord may enter into a lease for the Refusal Space on terms which may differ from the terms set forth in the Advice; provided, however, the Effective Rental Rate under such lease shall not be less than [***] of the Effective Rental Rate specified in the Advice. The "Effective Rental Rate" shall mean the constant rent per period that equals the present value of the net cash flows, including, without limitation, cash flows related to capital items such as tenant improvements and leasing commissions, and taking into account all concessions, abatements, incentives and similar items, over the lease term, discounted at an annual cost of capital rate equal to [***]; and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section 2.1 above. In addition, if Landlord provides Tenant with an Advice for any portion of the Refusal Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the Refusal Space (such other portion of the Refusal Space subject to such expansion rights is referred to herein as the “Encumbered Refusal Space”) and Tenant does not exercise its Right of First Refusal to lease the Refusal Space described in the Advice, Tenant’s Right of First Refusal with respect to the Encumbered Refusal Space shall be subject and subordinate to all such expansion rights contained in the Advice. Notwithstanding anything contained herein to the contrary, if Tenant was entitled to exercise its Right of First Refusal, but failed to provide Landlord with a Notice of Exercise within the ten (10) day period provided in Section 2.1 above, Tenant shall once again have the Right of First Refusal if Landlord does not enter into a lease for the Refusal Space with the Prospect or any other prospect within a period of 6 months following the date of the Advice, In addition, if Landlord does enter into a lease for the Refusal Space, Tenant shall have a Right of First Refusal on such Refusal Space (subject to the terms hereof) upon the expiration of the lease with the Prospect, subject to any extension or renewal rights of such Prospect. In no event shall Tenant have any rights under this Right of First Refusal provision described in this Section 2 after eighteen (18) months prior to the then current Termination Date.
2.4Refusal Space Amendment. If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment (the “Refusal Space Amendment”) adding the Refusal Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Share and other appropriate terms. A copy of the Refusal Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Refusal Space Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not the Refusal Space Amendment is executed.
2.5Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to the renewal or extension rights of any tenant leasing all or any portion of the Refusal Space.
2.6Time of the Essence. Time is of the essence with respect to all time periods set forth in this Section 2.
2.7Personal to Tenant. Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is personal to Tenant and in no event shall such Right of First Refusal be assignable or exercisable by any party other than the original named Tenant and any assignee of a Permitted Transfer.
3.Letter of Credit.
3.1General Provisions. By the earlier of (i) five (5) business days following Tenant’s execution of this Lease, or (ii) the date Landlord actually delivers possession of the Premises to Tenant, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in the form of Attachment1 hereto and containing the terms required herein, in the face amount of $846,000.06 (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by a financial institution acceptable to Landlord in Landlord’s sole discretion, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its sole discretion. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is sixty (60) days after the scheduled expiration date of the Term or any renewal Term. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing

Exhibit J

bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension (a “Renewal or Replacement LC”) to Landlord not later than sixty (60) days prior to the expiration date of the Letter of Credit then held by Landlord. Any Renewal or Replacement LC shall comply with all of the provisions of this Section 3, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. Notwithstanding the foregoing, if at any time during the Term Landlord reasonably determines that the financial condition of the issuing bank is such that Landlord’s ability to draw upon the Letter of Credit is, or in the future may be, impaired, restricted, refused or otherwise affected, then Tenant shall, within (10) business days of Landlord’s written request to Tenant, obtain a renewal or replacement Letter of Credit in form acceptable to Landlord in substitution of the then current Letter of Credit from an issuing bank acceptable to Landlord in Landlord’s reasonable discretion. Provided no Event of Default (nor an event which, with notice, the passage of time, or both, would constitute an Event of Default) has occurred and is then continuing, then after the fifth (5th) anniversary of the Commencement Date Tenant shall be entitled to reduce the Letter of Credit Amount in accordance with the following procedures: (i) Tenant shall provide written notice to Landlord requesting to reduce the Letter of Credit Amount; (ii) upon receipt of such notice, Landlord shall have five (5) business days to evaluate and reasonably determine whether Tenant is entitled to reduce the Letter of Credit Amount; and (iii) so long as Landlord does not object to a reduction of the Letter of Credit Amount based on such above enumerated grounds, then Tenant shall replace the Letter of Credit then being held by Landlord with a new Letter of Credit with a reduced Letter of Credit Amount of $141,000.01.
3.2Drawings under Letter of Credit. Upon Tenant’s failure to comply with one or more provisions of this Lease (beyond any applicable cure periods), or as otherwise specifically agreed by Landlord and Tenant pursuant to this Lease or any amendment hereof, Landlord may, without prejudice to any other remedy provided in this Lease or by Law, draw on the Letter of Credit and use all or part of the proceeds to (a) satisfy any amounts due to Landlord from Tenant, and (b) satisfy any other damage, injury, expense or liability caused by Tenant’s failure to so comply. In addition, if Tenant fails to furnish a Renewal or Replacement LC complying with all of the provisions of this Section 3 at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Section 3 (the “LC Proceeds Account”).
3.3Use of Proceeds by Landlord. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit: (a) against any Rent payable by Tenant under this Lease that is not paid when due; (b) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease; (c) against any costs incurred by Landlord in connection with the Lease (including attorneys’ fees); and (d) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s Default. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within forty-five (45) days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant or any Guarantor, or an involuntary petition is filed against Tenant or any Guarantor by any of Tenant’s or Guarantor’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.
3.4Additional Covenants of Tenant. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 3, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an uncurable Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Exhibit J

3.5Nature of Letter of Credit. Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context (“Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
3.6Secondary Letter of Credit. If, at any time during the Term, (a) an Event of Default pursuant to Section 18.1.1 of the Lease occurs or (b) Tenant’s cash reserves and short term investments total less than [***], as reasonably determined by Landlord, for more than thirty (30) days, then Landlord shall have the right, upon delivery of written notice to Tenant, to have Tenant deliver to Landlord within three (3) business days a second Letter of Credit in the form of Attachment1 hereto (the “Secondary Letter of Credit”) in the face amount of $846,000.06 (“Secondary Letter of Credit Amount”). The Secondary Letter of Credit shall comply with all the terms of this Section 3 except that Tenant shall not have the right to reduce the Secondary Letter of Credit Amount. Provided no Event of Default pursuant to Section 18.1.1 has occurred and Tenant’s cash reserves and short term investments total more than [***] (as reasonably determined by Landlord), then after the first (1st) anniversary of Landlord’s receipt of the Secondary Letter of Credit, Tenant shall be entitled to have Landlord release the Secondary Letter of Credit to Tenant in accordance with the following procedures: (i) Tenant shall provide written notice to Landlord requesting Landlord release the Secondary Letter of Credit; (ii) upon receipt of such notice, Landlord shall have five (5) business days to evaluate and reasonably determine whether Tenant is entitled to have Secondary Letter of Credit be released (pursuant to the criteria enumerated above); and (iii) so long as Landlord does not object to releasing the Secondary Letter of Credit for failure to meet the criteria enumerated above, then Landlord shall release the Secondary Letter of Credit to Tenant.
4.California Civil Code Section 1938. Pursuant to California Civil Code § 1938(a), Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (“CASp”) (defined in California Civil Code § 55.52). Accordingly, pursuant to California Civil Code Section 1938(e), Landlord hereby further states as follows:
A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.
    In accordance with the foregoing, Landlord and Tenant agree that if Tenant obtains a CASp inspection of the Premises, then Tenant shall, at its sole cost and expense, pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Lease, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.
5.MEDICAL WASTE POLICY. In the event Tenant, or any assignee, subtenant, or other transferee commences to generate Hazardous Medical Waste (defined below) or Infectious Waste (defined below) in or on the Premises, then the following terms, conditions, and obligations shall apply:
5.1Tenant hereby agrees to furnish to Landlord upon demand, written evidence that Tenant has established a written policy (the “Medical Waste Policy”) concerning the identification, collection, storage, decontamination and disposal of Hazardous Medical Waste (defined below) and Infectious Waste (defined below). Tenant is responsible for the proper containment and identification of its Hazardous Medical Waste and Infectious Waste, the disposal of the Hazardous Medical Waste and Infectious Waste and the transportation of the Hazardous Medical Waste and Infectious Waste using a properly qualified agent (including, but not limited to, Stericycle). Landlord shall have the right to

Exhibit J

reasonably designate an area within the Premises reasonably acceptable to Tenant for the pick-up of Hazardous Medical Waste and Infectious Waste.
5.2“Hazardous Medical Waste” is defined as used needles and syringes, gloves and linen, uniforms and laundry, and cleaning equipment or materials used to clean any of the foregoing; any solid, liquid or gas that is capable of producing harmful affects on humans or the environment; material that is ignitable, corrosive, reactive or toxic; or any materials that are classified as hazardous medical waste by Law.
5.3“Infectious Waste” is defined as any waste that contains pathogens or is capable of producing infectious disease; material contaminated by potentially infectious materials (taking into consideration the factors necessary for induction of disease, which include, but are not limited to, adequate dose, resistance of host, portal of entry and presence of a pathogen and virulence); material that contains pathogens with sufficient virulence and quantity so that exposure to the waste by a susceptible host could result in an infectious disease; or wastes capable of causing disease. Including but not limited to:
5.3.1Cultures and stocks of agents infectious to humans, and associated biologicals (including but not limited to cultures from medical laboratories; waste from the production of biologicals; discarded live and attenuated vaccines, and culture dishes and devices used to transfer, inoculate and mix cultures);
5.3.2Human pathological wastes (including but not limited to tissue, organs and body parts, and body fluids that are removed during medical procedures and specimens of body fluids and their containers);
5.3.3Discarded waste blood and blood components (including but not limited to serum and plasma) and saturated material containing free flowing blood and blood components (including but not limited to lab specimens);
5.3.4Discarded sharps used in human patient care, medical research or clinical or pharmaceutical laboratories (including but not limited to hypodermic, I.V., and other medical needles; hypodermic and I.V. syringes; Pasteur pipettes; scalpel blades; blood vials; and broken or unbroken glassware in contact with infectious agents, including slides or cover slips); and
5.3.5Discarded hypodermic, I.V. and other medical needles, hypodermic, I.V., syringes, sharps and scalpel blades and whether used or unused (as it is often difficult to determine if they have been used).
5.4Tenant further agrees that such Medical Waste Policy shall incorporate the following elements: (a) Tenant’s employees and agents shall be expressly forbidden from disposing of any Hazardous Medical Waste or Infectious Waste within the Premises or the Buildings in a manner which is contrary to the terms of the Medical Waste Policy; (b) all such Hazardous Medical Waste and Infectious Waste shall be collected, stored, decontaminated and removed from the Premises and the Buildings by a qualified party in compliance with all Applicable Laws and guidelines (including, without limitation, the Occupational Safety and Health Act) of any local, state or federal entity having jurisdiction over this matter; (c) Infectious Waste shall be separated from other waste by containing it in disposable red plastic bags/containers which are impervious to moisture; (d) needles and sharps shall be contained in disposable rigid containers which can be sealed with a tight fitting lid; (e) all spills of Infectious Waste shall be wiped immediately using a spill kit that contains instructions and disposable red plastic bags; (f) any spillage, or injury from handling Infectious Waste shall be immediately reported to Landlord and Landlord shall immediately be given a specific incident report; and (g) Tenant and its employees and agents shall at all times employ proper procedures, including, without limitation, the use of tags, signs or other appropriate written communication, to prevent accidental injury or illness to other tenants in the Project (including their employees, agents and invitees) resulting from Tenant’s collection, storage, decontamination and disposal of Hazardous Medical Waste and Infectious Waste. Tenant hereby covenants and agrees that at all times during the Term, Tenant and its employees and agents shall adhere to the terms and conditions of the Medical Waste Policy. Tenant agrees to indemnify,

Exhibit J

defend and hold Landlord and the Indemnitees harmless from and against any and all liabilities, obligations, damages, penalties, claims, costs, charges or expenses, including without limitation, reasonable attorney’s fees, clean-up costs, fines or penalties arising out of or resulting from Tenant’s violation of this Section 5.
6.LAB STANDARDS. Landlord acknowledges that Tenant currently does not, but in the event Tenant, or any assignee, subtenant, or other transferee commences to maintain or operate laboratory space in or on the Premises, then the following terms, conditions, and obligations shall apply:
Tenant shall keep and maintain the lab space in accordance with (i) the Institute of Laboratory Animal Resources “Guide for the Care and Use of Laboratory Animals”, (ii) the Animal Welfare Act (7 U.S.C. 2131 et. Seq.), and (iii) all other Applicable Laws, guidelines and policies relating to the operation and maintenance of biomedical laboratory facilities (collectively, the “Lab Standards”).
6.1Landlord acknowledges that as part of Tenant’s operations in the lab space, Tenant may perform certain medical research work on animals (the “Permitted Animals”). Tenant shall at all times keep and maintain the Permitted Animals utilized by Tenant in accordance with the Lab Standards. All animals brought onto the Property shall be transported in accordance with such rules and regulations as Landlord shall reasonably designate. All animals kept in the lab space shall be caged or restrained at all times. In no event shall Tenant use or occupy the lab space in a manner that would be inconsistent with the character and dignity of the Buildings or the Project and Landlord may require Tenant to immediately cease any business, procedures, activities or other use which is causing disturbance of, or interference with Landlord’s operation and management of the Project or the use and occupancy thereof by any tenant therein.
6.2Without limiting the limitations imposed by the Permitted Use clause, Tenant shall not use or permit the lab space to be used for any purpose that would allow animal, medical or medicinal odors, fumes or noises to emanate from the lab space. In the event such odors, fumes or noises do emanate from the lab space, Tenant, at its sole cost and expense, shall be responsible for taking whatever steps are necessary in accordance with all Applicable Laws and the terms of this Lease in order to either eliminate such odors, fumes or noises or to keep such odors, fumes or noises from emanating from the Premises in a manner reasonably approved by Landlord. Such steps may include the installation of an exhaust system or sound proofing in accordance with plans and specifications approved by Landlord. If Landlord and Tenant are unable to reach an agreement on the course of action Tenant will take to correct the odor or noise problem, as the case may be, within ten (10) days after the date Landlord first contacts Tenant to inform Tenant of the odor or noise problem, Landlord (in its commercially reasonable discretion) shall determine the course of action Tenant shall take to correct the odor or noise problem. Such work to correct the odor or noise problem shall be completed by Tenant within thirty (30) days of the date a determination is made by either Landlord or Landlord and Tenant (as applicable) as to the scope of work Tenant shall perform.
6.3Tenant agrees to be solely responsible for the disposal of all medical, infectious and hazardous waste (including without limitation, all needles, syringes, bloodbags, bandages and vials) and all animal bodies or parts that are generated in the Tenant’s lab space during the Term and to indemnify and hold Landlord harmless from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses which may be imposed upon, incurred by, or asserted against Landlord in connection with the generation and existence of such medical, infectious and/or hazardous waste (including without limitation, all needles, syringes, bloodbags, bandages and vials) and all animal bodies or parts and the removal thereof from the lab space. Tenant agrees to comply with all Applicable Laws, ordinances, orders, rules, and regulations of any governmental or regulatory agency with respect to the generation, existence, removal, storage and disposal of any such medical, infectious and/or hazardous waste (including without limitation, all needles, syringes, bloodbags, bandages and vials) and all animal bodies and parts.
6.4agrees to contract with a licensed and insured medical waste disposal vendor acceptable to Landlord for the lawful disposal of all medical, infectious and hazardous waste (including without limitation, all needles, syringes, blood bags, bandages and vials) and all animal bodies and parts that are generated in Tenant’s lab space, and to provide a copy of such contract to Landlord. If vendors are changed, Tenant agrees to notify Landlord of such change prior to the effective date thereof and to provide the appropriate documentation to Landlord. In no event shall any medical,

Exhibit J

infectious and/or hazardous waste be placed or stored outside of the lab space, it being agreed that all such materials shall be kept in the lab space until picked up by the approved medical waste disposal vendor.
6.5Tenant, at Tenant’s sole cost and expense, shall obtain and maintain throughout the Term any licenses, permits or zoning approvals required by any governmental body for the conduct of Tenant’s business and medical uses with the lab space.
6.6In the event Tenant’s activities in the Premises result in any disturbance, disruption of or interference with the business of the Project, including, but not limited to, demonstrations, pickets, boycotts and/or confrontations or disputes on or about the Property opposing or supporting Tenant’s activities (a “Use Dispute”), then Tenant shall take all actions necessary to resolve the Use Dispute and to have the demonstrators, picketers or other individuals engaged in the Use Dispute removed from the Property in an expeditious manner. Tenant shall have no claim for damages against Landlord or any of the Indemnitees, as a result of the above actions.
6.7Tenant agrees to indemnify, defend and hold Landlord and the Indemnitees harmless from and against any and all liabilities, obligations, damages, penalties, claims, costs, charges or expenses, including without limitation, attorney’s fees, clean-up costs, fines or penalties arising out of or resulting from Tenant’s violation of this Section 6.
7.Illustration of Cap on Controllable Expenses.
‘[***]

Exhibit J

ATTACHMENT 1 TO EXHIBIT J
LETTER OF CREDIT

[See attached]

Attachment 1 to Exhibit J

EXHIBIT K
JUDICIAL REFERENCE
[See attached]

Exhibit K